      As filed with the Securities and Exchange Commission on May 19, 1998
                                                      Registration No. 333-27307
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               MCA FINANCIAL CORP.
             (Exact Name of Registrant as Specified in its Charter)


        Michigan                                   6162                         38-3014001
(State or other jurisdiction          (Primary standard industrial         (I.R.S. Employer
of incorporation or organization)      classification code number)          Identification No.)

                           23999 Northwestern Highway
                           Southfield, Michigan 48075
                                 (248) 358-5555
               (Address, including zip code, and telephone number,
                       including area code of registrant's
                          principal executive offices)


                                                                       Copy to:
Lee P. Wells, President                                       Paul R. Rentenbach
MCA Financial Corp.                                           Dykema Gossett PLLC
23999 Northwestern Highway                                    400 Renaissance Center
Southfield, Michigan 48075                                    Detroit, Michigan 48243
(248) 358-5555                                                (313) 568-6973
(Name, address, including zip code, and telephone number,     (313) 568-6915 (FAX)
including area code, of agent for service)

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this
                                                              Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Reg.
No.: 333-_______.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               MCA FINANCIAL CORP.

          Cross Reference Sheet Pursuant to Item 501 of Regulation S-K
               Between Items in Part I of Form S-1 and Prospectus

ITEMS OF FORM S-1                                    HEADINGS IN PROSPECTUS
-----------------                                    ----------------------
Item 1    Forepart of the Registration
          Statement and Outside Front Cover
          Page of Prospectus......................... Facing Page; Cross-Reference Sheet; Outside Front Cover
                                                      Page of Prospectus
Item 2    Inside Front and Outside Back
          Cover Pages of Prospectus.................. Inside Front Cover Page of Prospectus; Back Cover Page
                                                      of Prospectus
Item 3    Summary Information, Risk Factors
          and Ratio of Earnings to Fixed
          Charges.................................... Prospectus Summary; Risk Factors; Selected
                                                      Consolidated Financial Data
Item 4    Use of Proceeds............................ Use of Proceeds
Item 5    Determination of Offering Price............ Not Applicable
Item 6    Dilution................................... Not Applicable
Item 7    Selling Security Holders................... Not Applicable
Item 8    Plan of Distribution....................... Plan of Distribution
Item 9    Description of Securities to be
          Registered................................. Description of Series 1997 Debentures
Item 10   Interests of Named Experts
          and Counsel ............................... Not Applicable
Item 11   Information with Respect to the
          Registrant................................. Business; Index to Consolidated Financial Statements;
                                                      Selected Consolidated Financial Data; Management's
                                                      Discussion and Analysis of Financial Condition and
                                                      Results of Operations; Management; Compensation
                                                      Committee Interlocks and Insider Participation; Principal
                                                      Stockholders
Item 12   Disclosure of Commission Position
          on Indemnification for Securities
          Act Liabilities............................ Not Applicable

PROSPECTUS                       MCA FINANCIAL CORP.




                                   $10,000,000
                    11% SUBORDINATED DEBENTURES, SERIES 1997
                                DUE JUNE 1, 2003

MCA Financial Corp., a Michigan corporation ("MCA Financial"), is hereby offering $10,000,000 in aggregate principal amount of 11% Subordinated Debentures, Series 1997, Due June 1, 2003 (the "Series 1997 Debentures"). Interest on the Series 1997 Debentures will be payable on March 1, June 1, September 1 and December 1 of each year, from the date the Series 1997 Debentures are issued or from the most recent interest payment date on which interest has been paid or duly provided for. The Series 1997 Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof, and will be dated on their Date of Issue. The Series 1997 Debentures are subordinated unsecured obligations of MCA Financial. The unsecured obligations of MCA Financial, including the Series 1997 Debentures, are subordinate in right of payment to all current and future Senior Indebtedness of MCA Financial and will rank on an equal basis with MCA Financial's outstanding 11% Subordinated Debentures Due 2002 (the "1996 Debentures") and MCA Financial's outstanding 11% Asset-Backed Subordinated Debentures Due 2000 (the "1994 Debentures," and together with the 1996 Debentures the "Prior Debentures") except insofar as the 1994 Debentures are secured by specific collateral. The issuance of Senior Indebtedness by MCA Financial is not restricted by the Indenture. See "Description of Series 1997 Debentures."

MCA Financial is a holding company which, through its principal subsidiaries, MCA Mortgage Corporation and Mortgage Corporation of America, engages in the mortgage banking business.

                    FOR INFORMATION THAT SHOULD BE CONSIDERED
             BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING
                                   ON PAGE 5.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------
                                          Price to                     Sales                     Proceeds to
                                       the Public(1)               Commissions(2)                 Company(1)
-------------------------------------------------------------------------------------------------------------------
Per Debenture..................              100%                         6.5%                   93.5%
Total  ........................         $10,000,000                     $650,000                $9,350,000
-------------------------------------------------------------------------------------------------------------------

(1) The Series 1997 Debentures will bear interest from their Date of Issue, which will be the date on which subscription monies are accepted by the Company. Accordingly, no accrued interest will be charged to purchasers. See "Plan of Distribution." Before deduction of expenses of this offering (the "Offering"), estimated at $106,975, which are payable by MCA Financial.
(2) The Offering is being made on a "best efforts" basis. There is no assurance as to the amount of Series 1997 Debentures that will be sold. Participating broker-dealers will be paid a commission of 6.5%, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1997 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1997 Debentures it will be paid a commission of 8.0% on all sales.

                                   ----------

As of May 11, 1998, MCA Financial had sold $1,002,000 principal amount of Series 1997 Debentures. This Offering will continue until all Series 1997 Debentures are sold or until June 15, 1999, whichever is earlier; however, MCA Financial may elect to extend the offering until all of the Series 1997 Debentures offered hereby are sold, as permitted under applicable securities laws and regulations. MCA Financial may reject a subscription for any reason or for no reason whatever and may terminate the Offering at any time.

                  The date of this Prospectus is June __, 1998

                       STATEMENT OF AVAILABLE INFORMATION

         MCA Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by MCA Financial with the Commission can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet (which can be found at http://www.sec.gov) that contains reports and other information regarding registrants that file electronically with the Commission.

         A Registration Statement on Form S-1 relating to the Series 1997 Debentures offered hereby has been filed by MCA Financial with the Commission in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to MCA Financial and the Series 1997 Debentures offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including exhibits, may be inspected without charge at the Commission's principal offices in Washington, D.C. or at the Commission's regional offices, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon the payment of the fees prescribed by the Commission. Annual Reports will not be sent to the security holders of MCA Financial.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus, including information contained under the caption "Risk Factors." Reference is made to, and this summary is qualified in its entirety by, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                   THE COMPANY

         MCA Financial is a holding company which, through its principal subsidiaries and certain affiliates, engages in mortgage banking, land contract and mortgage syndication, loan originating and servicing and real estate acquisitions, rehabilitation, leasing and sales. MCA Financial is a Michigan corporation which was formed in 1989 and was inactive until 1991 when it became a holding company for its principal subsidiaries. Unless otherwise indicated, MCA Financial and its subsidiaries are hereinafter collectively referred to as the "Company." Currently, MCA Financial operates through the following wholly-owned subsidiaries:

         - MCA Mortgage Corporation ("MCA Mortgage") is a Michigan corporation that was incorporated in 1985 and has conducted a mortgage banking business since that date. It was known as Primary Mortgage Corporation until that date and was known as Mortgage Corporation of America from August 1985 until March 1993.

         - Mortgage Corporation of America ("MCA") is a Michigan corporation that was incorporated in 1984 and has conducted a mortgage banking business since that date. It was known as First American Mortgage Corporation, Inc. until September 1989 and as First American Mortgage Associates, Inc. from September 1989 until October 1993.

         - RIMCO Realty & Mortgage Company, doing business as MCA Realty Corporation ("MCA Realty") is a Michigan corporation that was incorporated in 1993 and was acquired by MCA Financial on January 31, 1995. MCA Realty is engaged in the purchase and sale of residential real estate.

         -        Mortgage Corporation of America, Inc. ("MCA-Ohio") is an
                  Ohio corporation that was incorporated in 1993 and has conducted a mortgage banking business, emphasizing non-conforming loans, since that date. It was known as Charter 1st Mortgage Banc, Inc. from May 1993 until July 1995 when it was acquired by MCA.

         As of January 31, 1998, the Company operated 41 offices in the states of Michigan, Illinois, Indiana, Kentucky, Ohio, Colorado, Connecticut, Georgia, Florida, North Carolina, South Carolina, Louisiana, Texas, and California which are engaged in mortgage and land contract origination. The Company's principal executive offices are located at 23999 Northwestern Highway, Southfield, Michigan 48075, and its telephone number is (248) 358-5555.

                                  THE OFFERING

Securities                 Offered: $10,000,000 of 11% Subordinated Debentures,
                           Series 1997, Due June 1, 2003. The Series 1997
                           Debentures are subordinated unsecured obligations of MCA Financial Corp. The minimum subscription amount which the Company will accept in this offering is $1,000. As of May 11, 1998, MCA Financial had sold
                           $1,002,000 principal amount of Series 1997
                           Debentures.

Redemption:                The Series 1997 Debentures are redeemable prior
                           to maturity, at the option of the Company, on or after June 1, 1999, in whole or in part, at the prices set forth herein, plus accrued interest to the date of redemption. Such redemption is subject to the payment of or receipt of waivers from all Senior
                           Indebtedness of the Company and is subject to the Company's financial ability to engage in such a redemption. In addition, commencing March 1, 1999, an individual Holder may request the Company to redeem up to $25,000 of Series 1997 Debentures per year, with priority given to requests made on behalf of deceased Holders, but only up to an aggregate of $100,000 per calendar year for all Holders. See
                           "Description of Series 1997 Debentures - Holders'
                           Right of Redemption."

Subordination:             The Series 1997 Debentures are subordinated in
                           right of payment to all Senior Indebtedness of MCA
                           Financial, which as of the date hereof totaled approximately $83.7 million, and will rank on an equal basis with the Company's outstanding 1994
                           Debentures and 1996 Debentures (except insofar as the 1994 Debentures are secured by specific collateral), of which as of the date hereof, there were outstanding $15.9 million in principal amount. As of the date hereof, the Company's subsidiaries had outstanding indebtedness which totaled approximately
                           $148.3 million, which the Company has guaranteed.
                           There are no limitations on the amount of Senior
                           Indebtedness that may be issued or incurred in the future and since the Company is a holding company, its rights and, indirectly, the rights of the holders of the Series 1997 Debentures, to participate in any distribution of assets of its subsidiaries will be limited. See "Description of Series 1997 Debentures
                           - Subordination."

Acceleration:              If an Event of Default occurs, then the Trustee
                           or Holders of not less than 25% in principal amount of the Series 1997 Debentures may declare the principal of all Series 1997 Debentures immediately due and payable. Such acceleration would be subject to the payment of or receipt of waivers from all Senior Indebtedness of the Company and is subject to the Company's financial ability to comply with such obligation. See "Description of Series 1997
                           Debentures - Event of Default; - Subordination."

Consolidation:             The Company may not consolidate with, merge with
                           or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture, regardless of whether the transaction is a leveraged buyout initiated or supported by the Company, its management or any of their affiliates. Neither the Company nor the Trustee has the right to waive this covenant. See "Description of Series 1997
                           Debentures - Consolidation, Merger or Transfer."

Trading Market:            No market exists at the present time for the
                           Series 1997 Debentures and it is likely that no trading market will develop. As a result, investors will remain as investors for a substantial period of time. See "Risk Factors - Limited Market for Series
                           1997 Debentures."

Use of Proceeds:           The net proceeds of the Offering will be used by
                           the Company for general corporate purposes, which will include providing advances to its subsidiaries and certain of its affiliates. See "Use of Proceeds."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth a summary of selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1998, which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1998. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1998, are included elsewhere in this Prospectus. This table should be read in conjunction with such consolidated financial statements of the Company and the notes thereto.

                                                          FISCAL YEAR ENDED JANUARY 31,
                                               --------------------------------------------------------------
                                                1998       1997             1996           1995          1994
                                               ------    --------         --------        ------        -----
                                                        (dollars in thousands, except per share data)
INCOME DATA:
     Revenues...............................  $  79,849    $  58,926       $  41,951      $  33,371    $  29,534
     Expenses...............................     75,329       57,522          40,823         33,547       28,562
     Income (loss) before federal
     income taxes...........................      4,520        1,404           1,128           (176)         972
     Net income (loss)......................      2,830          765             616           (278)         551
     Basic earnings (loss) per share........       4.48         0.59            0.30          (2.07)        0.83
     Ratio of earnings over fixed charges (1)
         Historical.........................      1.25x        1.11x           1.13x           n/a         1.20x
         Pro forma (2)......................      1.23x        1.01x           1.01x           n/a          n/a
     Earnings (deficiency of earnings) over
         fixed charges......................      4,520        1,404           1,128           (176)         972

BALANCE SHEET DATA:
     Mortgages held for resale..............  $ 102,190    $  54,430       $  63,306      $  15,702    $  39,250
     Total assets...........................    259,013      144,992         135,191         77,112       76,845
     Notes payable(3).......................    178,438       83,975          86,598         44,843       54,549
     11% Subordinated Debentures
     due 1997(4)............................          0        4,921           4,921          4,938        4,938
     11% Subordinated Debentures due 2000...      9,944       10,000           4,253             --           --
     11% Subordinated Debentures due 2002...      5,993          621              --             --           --
     11% Subordinated Debentures due 2003...        117           --              --             --           --
     10% Subordinated Notes Payable.........     15,000       15,000              --             --           --
     Total liabilities......................    245,398      134,087         125,030         67,822       67,982
     Redeemable Common Stock(3).............        278          256              --             --          300
     Stockholders' equity...................     13,337       10,649          10,161          9,290        8,563

OPERATING DATA:
     Loan production:
         Number of loans originated.........     12,686       10,107           7,928          8,224        8,910
         Average loan balance...............  $      75           80       $      80      $      69    $      77
         Total loans originated.............  $ 948,005    $ 809,756       $ 632,281      $ 564,235    $ 687,484
     Number of full-time employees..........        652          433             412            336          448

(1) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.22x, 1.12x, 1.12x and 1.19x for the years ended January 31, 1998, 1997, 1996 and 1994, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $0.6 million for the year ended January 31, 1995.
(2) The pro forma data reflects interest expense on the Series 1997 Debentures, assuming all such debentures are sold, and reflects the amortization of debt issuance costs over a five-year period using the interest method.
(3)  See Note 2 of Notes to Consolidated Financial Statements.
(4) The Subordinated Debentures due 1997 were redeemed in full as of March 17, 1997.

                                  RISK FACTORS

         The Offering is being made on a best efforts basis and there is no assurance as to the amount of Series 1997 Debentures that will be sold. In addition, the purchase of the Series 1997 Debentures involves a number of significant risk factors, and each prospective investor should consider the following:

ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE

         The Company is highly leveraged. The Company has current obligations relating to its outstanding securities as follows: (i) the holders of its Series A Preferred Stock are entitled to receive annual cumulative dividends of approximately $183,000 ($0.90 per share on 203,022 outstanding shares), (ii) the holders of its Series B Preferred Stock are entitled to receive annual cumulative dividends of approximately $303,000 ($0.90 per share on 336,619 outstanding shares), (iii) the holders of its outstanding 11% Subordinated Debentures Due 2000 (the "1994 Debentures") are entitled to receive annual interest of approximately $1,093,840, on $9.94 million and (iv) the holders of its outstanding 11% Subordinated Debentures Due 2002 (the "1996 Debentures") are entitled to receive annual interest of approximately $659,230 on $5.99 million. The 1994 Debentures and the 1996 Debentures are sometimes referred to hereafter as the "Prior Debentures." The Company is also obligated to pay interest with respect to indebtedness due to certain financial institutions at rates ranging from LIBOR plus 0.85% to LIBOR plus 2.5% (fluctuating from 6.9% to 8.15%).
The amount of this indebtedness at January 31, 1998, was $178.4 million.

         At the then-current interest rates, the Company would be obligated to pay $15.82 million in annual interest on its existing indebtedness as of January 31, 1998. The obligations with respect to the preferred stock dividends are subordinate to the Company's obligations with respect to the Series 1997 Debentures. However, the dividend and other obligations of the Company represent significant leverage and financial risk and the annual interest expense on the Series 1997 Debentures, $1,100,000 if all Series 1997 Debentures are sold, will be additional leverage and financial risk with respect to the Company. Prospective investors should note that the Series 1997 Debentures, which are due on June 1, 2003, do not provide for periodic repayment of principal through a sinking fund provision. Thus, the Company will be required to make substantial cash payments on this debt at the time it matures. The Company's ability to withstand adverse market conditions may not be as great as that of competitors who are not as highly leveraged. Failure to make payments when due will result in default under and possible acceleration of one or more of the Company's debt instruments. A substantial portion of the Company's cash flow from operations will be required to pay the Company's interest expense and principal repayment obligations. Although management believes that the cash flow generated from the operations of MCA Mortgage and MCA will provide the Company with sufficient resources to meet the Company's present and foreseeable liquidity and capital needs for the next fiscal year, including those arising from debt obligations, there can be no assurance that the Company will generate earnings in any future period sufficient to cover its fixed charges. In the event the Company's cash flow so generated is insufficient for these purposes, the Company may be required to dispose of assets, refinance its indebtedness or raise additional capital. There is no assurance that the Company will be able to complete such transactions if required to do so.

RANKING OF SERIES 1997 DEBENTURES

     The Series 1997 Debentures are subordinated unsecured obligations of MCA Financial and are subordinate in right of payment to all current and future Senior Indebtedness of MCA Financial. See

"Description of Series 1997 Debentures - Subordination." The Series 1997 Debentures will rank on an equal basis with the Prior Debentures, however, unlike the 1994 Debentures, the Series 1997 Debentures and the Series 1996 Debentures are unsecured obligations of MCA Financial.

HOLDING COMPANY STRUCTURE

         Holders of the Series 1997 Debentures will be creditors of MCA Financial Corp., but not creditors of MCA Mortgage, MCA or any other subsidiary of the Company. Certain of the net proceeds from this Offering may be invested in MCA Mortgage and MCA and may also be invested in other subsidiaries of the Company. The Company's assets consist primarily of its ownership of MCA Mortgage, MCA, MCA Realty, MCA-Ohio and two other subsidiaries which are currently inactive. As of the date hereof, the Company and its subsidiaries have $263.8 million of indebtedness outstanding. Since the Company has limited operations, its cash flow and ability to service its debt are dependent upon the earnings of its subsidiaries and their ability to distribute those earnings to the Company through the payment of dividends, repayment of loans or other distributions of funds. The Company's subsidiaries are limited with respect to the distributions they may make to the Company as a result of various financial covenants contained in loan documents to which they are parties and as a result of minimum net worth requirements imposed by various mortgage investors and government agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Regulation." Furthermore, the Company's right and, indirectly, the right of the Debenture Holders, as creditors, to participate in the assets of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries in the event of their liquidation or reorganization, will be subordinate to the claims of any and all other creditors of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries.

LIMITED MARKET FOR SERIES 1997 DEBENTURES

         The Company can provide no assurances as to whether a market for the Series 1997 Debentures will develop. If such a market were to exist in the future, the Series 1997 Debentures could trade at prices higher or lower than their initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Investors who do not wish, or who are not financially able, to remain as investors for a substantial period of time are advised against purchasing Series 1997 Debentures.

REGULATION

         The Company is subject to various federal and state rules and regulations with respect to the processing, origination and purchase, sale and servicing of mortgage loans and land contracts. MCA Mortgage is an approved seller/servicer for the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae"). MCA is an approved seller/servicer for Freddie Mac, and both MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institution Bureau as a mortgage broker, lender and servicer. The failure of these subsidiaries to meet the requirements of such federal and state agencies, which might result in the loss of Freddie Mac, Fannie Mae, Ginnie Mae or U.S. Department of Housing and Urban Development ("HUD") approvals, would have a material adverse impact on the Company's ability to carry on its current business. MCA Realty is a licensed real estate broker in the State of Michigan. See "Business - Regulation."

SUBSTANTIAL COMPETITION

         The Company competes with numerous other mortgage banking firms, state and national banks, thrift institutions and insurance companies for loan originations and purchases. Many of such companies are well-established with greater financial and personnel resources and significantly more offices with a greater market presence than the Company. See "Business - Competition."

CONFLICTS OF INTEREST

         The Company and its subsidiaries have entered into various contracts and other transactions with corporations, limited partnerships and other persons affiliated with the Company and its officers and directors. The terms and conditions of such transactions were not negotiated at arm's length and may not have been as favorable to the Company as terms and conditions that would have been obtained with unaffiliated parties. This is particularly true with respect to certain real estate transactions with affiliates of the Company. Future dealings between the Company and such affiliated entities, if any, may not be at arm's length. The Company currently does not have any standards, policies or procedures for dealing with such transactions but it expects to establish a procedure whereby the approval of a majority of disinterested directors would be required for any such transactions. The Company, through certain affiliates, engages in the purchase and rehabilitation of real estate which is syndicated through affiliated partnerships of the Company. A decrease in this revenue would have an adverse impact on the Company. See "Selected Consolidated Financial Data" and "Compensation Committee Interlocks and Insider Participation."

DEPENDENCE UPON MORTGAGE INVESTORS

         The majority of the mortgage loans originated by the Company are currently purchased by Freddie Mac or Fannie Mae or are pooled to form Ginnie Mae mortgage-backed securities which are sold to institutional investors. These conventional loans must comply with the particular mortgage investor's guidelines and underwriting standards. During fiscal 1998, Freddie Mac purchased $127.9 million of conventional mortgage loans from the Company, Fannie Mae purchased $27.6 million of conventional mortgage loans from the Company and $170.6 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. During fiscal 1997, Freddie Mac purchased $171 million of conventional mortgage loans from the Company, Fannie Mae purchased $139 million of conventional mortgage loans from the Company and $320 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. The Company has strategically changed its focus from a conventional mortgage lender to a non-conforming mortgage lender. This is reflected in the decrease of the above-referenced conventional mortgage numbers. The price each mortgage investor will pay the Company for loans fluctuates on a daily basis and is finally determined when the mortgage investor has committed to purchase a loan from the Company. In general, the Company sells these conventional loans to mortgage investors on a "non-recourse" basis, which means that the Company has no liability to the mortgage investor if there is a default on the loan unless (i) the Company has breached its representations and warranties to the mortgage investor, (ii) the Company fails to deliver the appropriate documentation with respect to the loan, (iii) the loan does not comply with applicable laws or (iv) the borrower defaults on payment of the loan within varying periods of up to six months after the loan is made. In any such event, the Company generally will be required to repurchase the loan by paying the principal, accrued interest, late charges, servicing release premiums, escrow deficiencies and any other amounts associated with the loan. Although the Company is approved as a correspondent with numerous conventional mortgage investors, the Company anticipates that the majority of its originated conventional mortgages will be purchased by Freddie Mac or Fannie Mae or through Ginnie Mae programs. Management of the Company believes that the loss of the Freddie Mac or Fannie Mae seller/servicer approval would have a material adverse effect on the Company. See Note 11 of Notes to Consolidated Financial Statements.

         In addition, the Company has made bulk sales of non-conforming mortgages of approximately $117.6 million in fiscal 1998 to nine different non-conforming mortgage investors. None of the non-conforming mortgage investors has purchased more than 42% of the aggregate non-conforming mortgage bulk sales to date. During fiscal 1997, the Company sold $141 million of non-conforming mortgages to these investors. Non-conforming mortgages are defined as mortgages which do not comply with the guidelines and underwriting standards of Freddie Mac, Fannie Mae or Ginnie Mae. Non-conforming mortgages are responsible for a significant portion of the Company's mortgage banking income. The Company's management believes that the loss of its non-conforming mortgage investors would have a material adverse effect on the Company.

AVAILABILITY OF FUNDING SOURCES

         The Company finances its land contract and mortgage operations through a program of selling participation interests in pools of land contracts and mortgage interests and through various lines of credit, which currently total $205 million. To the extent that the Company is not successful in renewing its lines of credit, or if the Company experiences difficulty in selling its mortgages or pass-through securities, it may have to curtail its mortgage origination and purchasing activities, which would have a material adverse effect on the Company's operations, profitability and its ability to service debt.

         In addition, the Company has a credit facility, currently $28.5 million, with Texas Commerce Bank, N.A. that is secured by a stand-by Note Purchase Agreement between Texas Commerce Bank, N.A. and the Detroit Policemen and Firemen Retirement System of the whereby the pension fund has agreed to provide payment to Texas Commerce Bank, N.A. upon the occurrence of certain events of default by the Company. This facility is utilized by the Company to finance its servicing portfolio, which provides collateral under the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources." The Detroit Policemen and Firemen Retirement System also has provided the Company $15 million in subordinated notes payable to expand its non-conforming originations.

         On March 6, 1998, the Company executed a $30.0 million subordinated term loan with the Fund. This loan has been provided to allow the Company to continue to expand its non-conforming lending business and finance residual interest in securitization. The loan accrues interest at 12% and is payable quarterly. Commencing March 1, 2007, equal quarterly payments of principal and interest will be paid until the loan terminates on January 31, 2010. Upon execution of the agreement, the Fund was issued warrants convertible to 4% of the Company's outstanding common shares on a diluted basis.

         The Company also has $1.0 million available under a line of credit facility with a commercial bank for the acquisition and rehabilitation of residential real property prior to resale.

RELIANCE ON CERTAIN WAREHOUSE LENDING ARRANGEMENTS

         Among its short-term financing sources, MCA Mortgage has loan arrangements with Texas Commerce Bank, N.A., and with Paine Webber Real Estate Securities, Inc., pursuant to which they have agreed to lend MCA Mortgage up to $185 million and $20 million, respectively, to fund mortgage loans until they are sold to Freddie Mac, Fannie Mae, to certain institutional investors through Ginnie Mae mortgage-backed securities, or to other approved mortgage investors. If for any reason these lending arrangements are terminated, MCA Mortgage's ability to fund mortgages and land contracts will be adversely impacted. This would also adversely impact the Company's operations, cash flow, profitability and ability to service debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

INTEREST RATE RISKS

         The Company's ability to originate mortgages in volume is affected by prevailing market interest rates. These rates affect consumers' decisions to obtain new loans or refinance existing loans. Declining interest rates, for example, generally increase the level of loan origination activity, whereas the rise in interest rates from April 1994 to October 1994 caused a decline in the amount of loan originations during the Company's 1995 fiscal year. The Company's mortgage origination fees, which include gains and losses from loan resale transactions, increased from $5.6 million for fiscal 1995 to $14.3 million for fiscal 1996 and to $24.9 million for fiscal 1997. In fiscal 1998, mortgage origination fees increased to $51.2 million. The Company's originations decreased from approximately $687 million for fiscal 1994 to approximately $564 million for fiscal 1995, increased to $632 million for fiscal 1996, and increased to $810 million for fiscal 1997. For fiscal 1998, the Company's originations increased to $948 million. The rise in interest rates during the period from April 1994 to October 1994 also caused a slowdown in refinancings from approximately $498 million for fiscal 1994 to approximately $173 million for fiscal 1995 and to approximately $172 million for fiscal 1996, which also adversely affected mortgage origination fees. In fiscal 1997, interest rates experienced a slight decline and refinancings remained steady at approximately $194 million. In fiscal 1998, a significant increase in the origination of non-conforming mortgages generated a substantial increase in refinancings to approximately $404 million. This is due to the nature of non-conforming lending. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

         Interest rate changes can also directly affect the Company's operating results. An increase in rates would adversely affect the value of existing mortgage loans held directly by the Company, as well as any commitments to make loans at fixed interest rates which are not covered by third-party commitments to purchase the loans. The Company's general policy is to minimize the amount of uncovered loans and loan commitments. Declining interest rates, while likely to increase loan origination and refinancing activity, can also lead to more prepayments of outstanding fixed-rate loans with relatively higher interest rates. The prepayment of such loans results in (i) a decrease in the value of servicing rights and (ii) the elimination of the associated servicing income and a resulting increase in charges against earnings from the acceleration of the amortization of any loan premiums reflected as income and capitalized when the loans were made. See "Business - Mortgage Banking." Furthermore, variations in the relationship between short-term rates and long-term rates for mortgages can affect the Company's ability to earn net interest income on loans held for sale.

POSSIBLE OBLIGATION TO REPURCHASE LOANS

         When the Company sells loans which it has originated or which its loan correspondents have originated, it will attempt to sell them on a non-recourse basis. However, under limited circumstances the Company may sell loans with recourse. In those cases, any significant adverse economic developments in the Company's service area (primarily Michigan, Indiana, Ohio, Florida and Illinois) could result in an increase in defaults or delinquencies that the Company would then be required to satisfy. In those cases where the Company sells its loans on a non-recourse basis but retains the servicing rights, a loan default would increase the cost of servicing the loan and cause the Company to incur the costs of going through a foreclosure and subsequent liquidation of the property. Most of these costs may, however, be recouped when the property is sold, assuming the property maintains its value. In addition, when the Company sells loans into the secondary market, it will make representations and warranties concerning the accuracy of the information contained in the loan documentation which concern such items as property appraisal values and borrower qualifications. If a buyer of a loan discovers a breach of these representations and warranties after the sale of a loan, the Company could be required to repurchase the loan. The Company employs strict due diligence and quality control standards to minimize this risk. With respect to loans originated by the Company's loan correspondents, the Company's general practice will be to attempt to pass on this risk to the loan correspondent. However, if the correspondent is unwilling or unable to perform, the Company will remain liable. For additional information relating to the Company's experience with respect to delinquencies and losses, see "Business - Mortgage Banking - Servicing."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

         A significant portion of the Company's revenues consists of gains recognized upon the sales of mortgage loans, mortgage servicing rights and real estate interests. As a result, the timing of such mortgage loan, servicing right, and real estate interest sales has a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GENERAL BUSINESS RISKS

         The Company's business is subject to various business risks. The level of the Company's revenues is dependent upon demand for the type of mortgage loan purchased, sold and serviced by the Company from both potential borrowers and investors. Future declines in real estate values, changes in prevailing interest rates and changes in the availability of attractive returns on alternative investments each could make mortgage loans of the type originated and purchased by the Company less attractive to borrowers and investors.

IMPACT OF ECONOMIC CYCLES

         The business risks associated with the Company's business become more acute in an economic slowdown. Such an environment is generally characterized by decreased demand for real estate and declining real estate values in many areas of the country. Delinquencies, foreclosures and loan losses generally increase during economic slowdowns or recessions, and any such future slowdowns could adversely affect future operations of the Company.

ANNUAL REPORTS

         The Company will not send Annual Reports to the holders of its Series 1997 Debentures. Each Holder of Series 1997 Debentures may obtain a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and its interim Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, upon written request to Lee P. Wells at 23999 Northwestern Highway, Southfield, Michigan 48075, telephone number (248) 358-5555.



                                   THE COMPANY

         MCA Financial Corp. ("MCA Financial" or the "Company") is a holding company which, through its principal wholly-owned subsidiaries MCA Mortgage and MCA, is principally engaged in the business of mortgage banking, which includes mortgage originating, lending and servicing. MCA Financial was founded in 1989 and became a holding company for MCA Mortgage and MCA in 1991. Through its subsidiaries, MCA Financial currently originates and purchases conventional mortgage loans secured by one-to-four family residential properties that comply with the requirements for sale to Freddie Mac or Fannie Mae, mortgage loans which qualify for sale in the form of mortgage-backed securities guaranteed by Ginnie Mae as well as non-conforming loans that do not conform to Freddie Mac or Fannie Mae requirements and sells these mortgages to certain financial institutions and investor-owned pass-through pools sponsored by MCA. Unless otherwise indicated, MCA Financial and its subsidiaries are hereinafter collectively referred to as the "Company."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Series 1997 Debentures are estimated to be $9,245,200 if all Series 1997 Debentures offered are sold, after deducting expenses of the Offering and an assumed 6.5% sales commission. The Company intends to use the net proceeds from the Offering, regardless of the amount of Series 1997 Debentures sold, for general corporate purposes, which includes providing advances to its subsidiaries and certain of its affiliates, expanding the non-conforming mortgage segment, as well as the possible acquisition of one or more unaffiliated mortgage companies. See "Compensation Committee Interlocks and Insider Participation."

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of January 31, 1998, and as adjusted to give effect to the sale of the Series 1997 Debentures offered hereby:

                                                                              JANUARY 31, 1998
                                                                              ----------------
                                                                       ACTUAL             AS ADJUSTED
                                                                       ------             -----------
         Long-term debt:
              Capitalized lease obligations ......................   $   158,193          $   158,193
              11% Subordinated Debentures due 2000................     9,944,000            9,944,000
              11% Subordinated Debentures due 2002................     5,993,000            5,993,000
              10% Subordinated Notes due 2006.....................    15,000,000           15,000,000
              11% Subordinated Debentures due 2003
                  (offered hereby)................................       117,000           10,000,000
                                                                     -----------          -----------
                  Total long-term debt............................    31,212,193           41,095,193
                                                                     -----------          -----------

         Redeemable Common Stock..................................       278,261              278,261

         Stockholders' equity:
              Common Stock--3,750,000 shares
                  authorized, 544,312 shares issued...............         5,443                5,443
              Series A Preferred Stock--350,000 shares
                  authorized, 203,022 shares issued...............     2,030,220            2,030,220
              Series B Preferred Stock--750,000 shares
                  authorized, 336,619 shares issued...............     3,366,190            3,366,190
              Additional paid-in capital..........................     4,007,854            4,007,854
              Retained earnings...................................     3,926,742            3,926,742
                                                                     -----------          -----------
                  Total stockholders' equity......................    13,336,449           13,336,449
                                                                     -----------          -----------
                  Total capitalization............................   $44,826,903          $54,709,903
                                                                     ===========          ===========
---------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1998, which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1998. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1998, are included elsewhere in this Prospectus. This table should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.

                                                                FISCAL YEAR ENDED JANUARY 31,
                                               --------------------------------------------------------------
INCOME DATA:                                    1998       1997             1996           1995          1994
                                               ------    --------         --------        ------        -----
Revenues:                                                    (Dollars in thousands, except per share data)
  Gain on sale of land  contracts...........   $  4,049     $  3,438        $  2,981       $  2,983     $  1,753
  Gain on sale of real estate...............         --           --             751            --            67
  Gain on sale of real estate-related
  parties...................................      4,249        8,247           6,530          7,365        4,811
  Gain on bulk sales of servicing rights....      4,468        5,231           4,726          7,475        5,579
  Mortgage origination fees and gain
       on sale of mortgages.................     51,240       24,862          14,339          5,584       11,282
  Servicing fees............................      4,559        8,499           6,244          4,617        1,917
  Interest income...........................      9,336        8,168           5,903          5,106        3,948
  Other revenues............................      1,948          481             478            241          177
                                               --------     --------        --------       --------     --------
    Total revenues..........................     79,849       58,926          41,951         33,371       29,534
Expenses ...................................     75,329       57,522          40,823         33,547       28,562
                                               --------     --------        --------       --------     --------
    Income (loss) before federal income
    taxes...................................      4,520        1,404           1,128           (176)         972
Provision for federal income taxes..........      1,690          639             512            102          421
                                               --------     --------        --------       --------     --------
    Net income (loss).......................      2,830          765             616           (278)         551
                                               ========     ========        ========       ========     ========
Basic earnings (loss) per share.............       4.48         0.59            0.30          (2.07)        0.83
Ratio of earnings over fixed charges (1)
         Historical ........................      1.25x        1.11x           1.13x            n/a        1.20x
         Pro forma (2)......................      1.23x        1.01x           1.01x            n/a          n/a
Earnings (deficiency of  earnings) over
    fixed charges...........................      4,520        1,404           1,128           (176)         972

BALANCE SHEET DATA:
Assets:
  Cash......................................   $  1,533     $  3,097        $  2,730       $  2,931     $  4,782
  Mortgages held for resale.................    102,190       54,430          63,306         15,702       39,250
  Other assets..............................    155,290       87,465          69,155         58,479       32,813
                                               --------     --------        --------       --------     --------
    Total assets............................    259,013      144,992         135,191         77,112       76,845
                                               ========     ========        ========       ========     ========
Liabilities:
  Notes payable (3).........................    178,438       83,975          86,598         44,843       54,549
  11% Subordinated Debentures due 2000,
       2002 and 2003........................     16,054       15,542           9,174          4,938        4,938
  10% Subordinated Notes Payable............     15,000       15,000              --             --           --
  Other.....................................     35,906       19,570          29,258         18,041        8,495
                                               --------     --------        --------       --------     --------
    Total liabilities.......................    245,398      134,087         125,030         67,822       67,982
Redeemable Common Stock (4).................        278          256          --                 --          300
Stockholders' equity........................     13,337       10,649          10,161          9,290        8,563
                                               --------     --------        --------       --------     --------
    Total liabilities and stockholders'
    equity..................................   $259,013     $144,992        $135,191       $ 77,112     $ 76,845
                                               ========     ========        ========       ========     ========

OPERATING DATA:
  Loan production:
    Number of loans originated..............     12,686       10,107           7,928          8,224        8,910
    Average loan balance....................   $     75     $     80        $     80       $     69     $     77
    Total loans originated..................   $948,005     $809,756        $632,281       $564,235     $687,484
 Number of full-time employees..............        652          433             412            336          448

(1) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.22x, 1.12x, 1.12x and 1.19x for the years ended January 31, 1998, 1997, 1996 and 1994, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $0.6 million for the year ended January 31, 1995.
(2) The pro forma data reflects interest expense on the Series 1997 Debentures, assuming all such debentures are sold, and reflects the amortization of debt issuance costs over a five-year period using the interest method.
(3)  See Note 2 of Notes to Consolidated Financial Statements.
(4)  See Note 4 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary financing needs are for mortgage banking activities including loan funding activities, financing residual interest in securitization, mortgage servicing rights, and operating cash flows necessary for growth.

         Loan funding activities are primarily financed through the use of mortgage warehouse lines of credit with commercial banks. See Note 2 of Notes to Consolidated Financial Statements. The Company also provides funding for loans by using a technique known as "table funding," which is common in the mortgage banking industry. In this case, funds are advanced directly to the title company for closing from a third party source of funds, typically another mortgage bank or a financial institution. This technique avoids the use of the Company's warehouse lines of credit, but proves less profitable as a result of fees charged by the third party provider of funds. For the past year, the Company financed approximately 95% of its mortgage originations using its warehouse lines of credit and approximately 5% with table funding sources.

         On October 31, 1997, the Company executed senior secured warehouse agreements with a syndicate of warehouse lenders totaling $185 million. Texas Commerce Bank N.A. is the acting warehouse agent. These warehousing lines of credit provide financing for the funding and origination of a variety of residential mortgage loans including, but not limited to, conforming mortgages, non-conforming mortgages and land contracts. These facilities are schedules to expire October 31, 1998. Interest on bank borrowings are based on LIBOR plus 0.85% to 2.5% depending on the type of loan. Mortgages held for resale are pledged as collateral. The Company also has a $20 million warehousing line of credit with Paine Webber Real Estate Securities, Inc. Interest on borrowings under this facility are based on LIBOR plus 1.5%. Mortgages held for resale are pledged as collateral. This facility is scheduled to expire on November 1, 1998. At January 31, 1998 a total of $153.2 million was outstanding these facilities.

         The Company utilizes mortgage loan repurchase agreements with Paine Webber Real Estate Securities, Inc. and Prudential Securities Realty Funding Corporation pursuant to which Paine Webber and Prudential purchase mortgage loans until such time as the loans are pooled for resale to an end investor at which time the Company repurchases such loans. Such agreements provide for interest payments based on the federal funds rate. These agreements can be terminated on demand.

         The Company utilizes four funding sources to finance its residual interest in securitizations and mortgage servicing rights: proceeds from $4.9 million and $10 million debenture offerings that were completed in July 1993 and December 1996, a bank credit facility, which was first made available to the Company in April 1993, and a subordinated term loan closed in July 1996. The $4.9 million and the $10.0 million series of debentures, as well as the credit facility are collateralized by certain of the Company's servicing rights and rights to servicing income. The debenture offering completed in April 1993 was terminated March 17, 1997. The credit facility, which is currently at $28.5 million, is with Texas Commerce Bank, N.A. and is enhanced by a stand-by Note Purchase Agreement between Texas Commerce Bank, N.A. and the Policemen and Firemen Retirement System of the City of Detroit (the "Fund") whereby the Fund has agreed to provide payment to Texas Commerce Bank, N.A. upon the occurrence of certain events of default by the Company. This credit enhancement permits the Company to obtain a more favorable interest rate and collateralization terms from the lending bank. In consideration for the credit enhancement provided, the Company agreed to pay certain fees to the Fund and provide it with an option to purchase up to 5% of the Company's outstanding common stock, at 70% of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000. At January 31, 1998, $22.9 million was outstanding under the Texas Commerce Bank, N.A. credit facility. The subordinated term loan, a $15 million loan and financing agreement with the Fund, has been provided to expand the Company's non-conforming lending business and to finance residual interest in securitizations. Interest on this borrowing is 10% and is payable quarterly. Commencing July 1, 2001 equal quarterly installments of principal and interest will be paid until the loan terminates and is repaid in full on June 30, 2006. Under conditions of this agreement, the lender was issued 30,197 shares of the Company's common stock. This represented 6% of the outstanding unrestricted shares at July 18, 1996. As part of the agreement the lender has the right to "put" these shares back to the Company on August 1, 2006 or upon default under a number of different scenarios.

         On March 6, 1998, the Company executed a $30.0 million subordinated term loan with the Fund. This loan has been provided to allow the Company to continue to expand its non-conforming lending business and finance residual interest in securitizations. The loan accrues interest at 12% and is payable quarterly. Commencing March 1, 2007, equal quarterly payments of principal and interest will be paid until the loan terminates on January 31, 2010. Upon execution of the agreement, the Fund was issued warrants convertible to 4% of the Company's outstanding common shares on a diluted basis.

         The Company also utilizes proceeds from a $6.0 million debenture offering completed in December 1997 and a $10.0 million debenture offering currently being sold, as well as operating cash flows, to finance its expansion into new markets and products.

         During fiscal 1998, the Company's operating activities used $105.2 million. Increases in "Mortgages Held for Resale" and "Accounts Receivable-Mortgages Sold" used $102.3 million. The Company used $24.7 million to increase residual interest in securitizations. These uses of cash were offset by a $13.4 million increase in accounts payable. Sales of mortgage servicing rights were primarily responsible for the $9.2 million provided by investing activities. In financing activities, the Company used proceeds from notes payable of $974.2 million to fund mortgage loans, land contracts, interest spread receivable and mortgage servicing rights. Proceeds from sales of these assets of $879.8 million were used to make payments on notes payable.

RESULTS OF OPERATIONS

         Revenue for the year ended January 31, 1998 increased by 35.5% to $79.8 million. Revenue for the year ended January 31, 1997, increased by 40.5% to $58.9 million as compared to $42.0 million for the fiscal year ended January 31, 1996. Net earnings increased by 269.8% to $2,830,035 for fiscal 1998 as compared to net earnings of $765,338 for fiscal 1997. Net earnings in fiscal 1997 had increased from a net earnings of $615,530 in fiscal 1996. Revenues increased in fiscal 1998 in gains on sales of land contracts and real estate, mortgage origination fees and gains on sales of mortgages, interest income and other income. The $26,378,418 increase in origination fees and gains on sales of mortgages was the most significant. Revenues related to sales of real estate to related parties, sales of servicing rights and loan servicing fees decreased during fiscal 1998. In fiscal 1997 revenue increased in virtually every revenue item. The most substantial increase, $10,522,661, occurred in mortgage origination fees and gain on sale of mortgages. Interest income and servicing fees increased $2,265,185 and $2,255,648, respectively. The $2,064,697 earnings increase in fiscal 1998 primarily resulted from the significant increase in the origination and subsequent sale of non-conforming mortgages. The increase in earnings in fiscal 1997 resulted from increased overall revenues, specifically in non-conforming originations.

         Mortgage origination fees, including gains on sale from loan resale transactions, for fiscal 1998, increased to $51.24 million as compared to $24.86 million in fiscal 1997, an increase of 106.1%. Such mortgage origination fees had increased in fiscal 1997 from $14.34 million in fiscal 1996. The total dollar volume of loans originated increased by 17.0% to $948 million, for fiscal 1998, up from $810 million for fiscal 1997 which represented a 28.2% increase from $632 million in fiscal 1996. The total number of loans produced increased 25.5% from 10,107 in fiscal 1997 to 12,686 in fiscal 1998. The total number of loans produced increased 27.5% from 7,928 in fiscal 1996 to 10,107 in fiscal 1997. The average loan balance decreased to $74,728 in fiscal 1998 from $80,118 in fiscal 1997 and $79,753 in fiscal 1996. Increased mortgage originations in fiscal 1998 and 1997 resulted from steady (relatively low) interest rates, strong home buying and building markets and the continued addition of new loan origination branches. Included in mortgage origination fees are gains and losses on sale from loan resale transactions of $43.30 million in fiscal 1998, $12.51 million in fiscal 1997 and $(6.07) million in fiscal 1996.

         In fiscal 1998, wholesale originations totaled $395.94 million, in fiscal 1997, approximately $195.71 million and in fiscal 1996, approximately $140.71 million. The increase in wholesale originations from fiscal 1997 to fiscal 1998 was the result of the Company focusing its wholesale efforts on non-conforming wholesale originations which increased from $108.93 million to $288.62 million, respectively. Nonconforming wholesale originations in fiscal 1997 increased to $108.93 million from $52.49 million in fiscal 1996.

         Mortgage origination revenues as a percent of total mortgage origination volume increased from 2.3% in fiscal 1996 to 3.1% in fiscal 1997 to 5.4% in fiscal 1998. The increase in fiscal 1997 was attributable, primarily, to the continued increase in the volume of non-conforming loan production. Fiscal 1998's increase also can be attributed to increased volumes of non-conforming loan production as well as more favorable pricing the Company received on its bulk sales and increased sales to a third party for purposes of securitization during the year.

         The Company recorded revenues of $4.47 million related to the sale of bulk servicing rights of $1.3 billion during fiscal 1998 as compared to $5.23 million on bulk sales of $1.8 billion in fiscal 1997. Gains on bulk sales as a percent of servicing rights sold increased to 0.34% for fiscal 1998 from 0.29% in fiscal 1997. Revenues from bulk sales of servicing in fiscal 1996 were $4.73 million, 0.5% of servicing rights sold. Prices obtained in the market for these servicing rights have remained consistent over the three year period. The amount of servicing rights sold involving servicing previously purchased has the most significant impact in these revenues. The Company's basis in these servicing rights is much greater than in originated servicing.

         Interest income increased from $5.90 million in fiscal 1996 to $8.20 million in fiscal 1997, an increase of 39.0%, and increased to $9.3 million in fiscal 1998, an increase of 13.4% as compared to fiscal 1997. Interest income is earned primarily on loans held by the Company pending resale in the secondary market. The increases in fiscal 1998 and fiscal 1997 resulted from increased production volumes in general and specifically increased non-conforming production volumes which typically carry higher interest rates.

In fiscal 1998 the Company also typically held inventory of non-conforming mortgages for longer periods to take advantage of better pricing offered in the market for larger bulk sales.

         Servicing fee revenue increased from $6.24 million in fiscal 1996 to $8.50 million in fiscal 1997, an increase of 36.2%, and decreased to $4.56 million in fiscal 1998, a decrease of 46.4% as compared to fiscal 1997. In fiscal 1997 as compared to fiscal 1996, the Company's loan servicing portfolio decreased from $2.2 billion to $1.6 billion. The increased servicing fee revenue over the period was due to the timing of the Company's acquisition and sales of servicing rights. The Company sold $1 billion of servicing rights at the end of fiscal 1997. The Company also sold $188 million of servicing rights at the end of fiscal 1998. The average servicing revenue per loan increased from $286 to $350 for the years ended January 31, 1996 and 1997, respectively and decreased to $276 for the year ended January 31, 1998. Servicing fees, measured in terms of an average percentage applied to the amount of the outstanding mortgage, have not materially changed from year to year.

         The gains on the sale of real estate-related parties increased from approximately $6.5 million in fiscal 1996 to $8.2 million in fiscal 1997 and decreased in fiscal 1998 to $4.2 million. This reflects the Company's strategy to develop its business of real estate limited partnership syndications through a former subsidiary. During fiscal 1998, 1997, and 1996, 704, 820, and 723 income producing properties were sold. Typically, these properties are acquired in distressed situations, requiring rehabilitation expenditures or having substantial tax delinquencies which need to be paid.

         Gains on the sale of land contracts were $3.0 million during fiscal 1996, increased to $3.4 million in fiscal 1997 and again increased to $4.0 million in fiscal 1998. These increases are due primarily to an increase in the number of loan originators employed by the Company and increased marketing efforts. The Company syndicated 12 pass-through pools and sold land contracts with a total of $20.6 million of real estate related loans in fiscal 1998. In fiscal 1997, the Company syndicated 16 pass-through pools of real estate related loans and sold land contracts with a total of $20.9 million of loans, as compared to 15 pools with a total of $21.9 million of loans in fiscal 1996. Gains as a percentage of total syndication and sales increased from 13.6% in fiscal 1996, to 13.6 % in fiscal 1997, and 19.4% in fiscal 1998. These percentages are consistent with past results.

         Expenses for fiscal 1998 increased by $17.8 million over fiscal 1997, from a total of $57.5 million to a total of $75.3 million, an increase of 31.0%. Expenses for fiscal 1997 increased by $16.7 million over fiscal 1996, from a total of $40.8 million to $57.5 million, an increase of 40.9%. These increases were in line with the overall increase in revenue during these three years. Higher expenses directly resulted from increases in virtually every category of revenue, reflecting the Company's overall growth to meet increases in production levels and number of loans serviced. As a percentage of revenue, however, payroll and commissions dropped from 42.6% to 40.8% and 40.8% for fiscal 1996, fiscal 1997 and fiscal 1998, respectively. These continued improvements in efficiency have resulted from the Company's commitment to keeping up with the available technology in the industry. Interest expense increased in fiscal 1998 to $16.9 million from $11.4 million in fiscal 1997 and $7.6 million in fiscal 1996, following increased production levels. As a percentage of revenue, interest expense has been 21.2%, 19.4% and 18.0% for fiscal 1998, 1997 and 1996, respectively. General and administrative expense remained consistent at 24.1%, 24.8% and 24.1%, as a percentage of revenue for fiscal 1998, 1997 and 1996, respectively. Amortization expense increased from $3.3 million in fiscal 1996 to $4.9 million in fiscal 1997 and decreased to $3.7 million in fiscal 1998. The increase in fiscal 1997 was due primarily to the size of the servicing portfolio over the period. Fiscal 1998's decreases corresponded to the decreasing servicing portfolio.

         The Company is party to financial instruments with off-balance-sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors. The Company is exposed to credit loss in the event of nonperformance by the counter-parties. However, the Company does not anticipate such nonperformance and the Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors meeting certain requirements. At January 31, 1996, 1997 and 1998, respectively, the Company had approved loans that had not yet closed amounting to approximately $74.3 million, $40.1 million and $104.4 million. See Note 9 of Notes to Consolidated Financial Statements.

INFLATION

         Inflation affects the Company primarily in the mortgage banking operations as a result of its impact on interest rates. Historically, interest rates have increased during periods of high inflation and this has had a negative impact on the Company's mortgage origination volume. Conversely, during periods of low inflation interest rates have also been low and this has had a positive impact on mortgage originations.

         The total dollar volume of land contracts purchased and originated have been consistent at $21.9 million, $20.9 million and $20.6 million for fiscal 1996, fiscal 1997, and fiscal 1998, respectively. The Company's land contract originations volume tends to run counter-cyclical to the mortgage origination cycle described above. As mortgage interest rates increase, especially above 11%, the use of land contract financing increases and has a positive impact on land contract originations. As interest rates decrease, mortgage financing activity increases and land contract originations tend to decrease.

         As interest rates increase, prepayments decrease, which decreases amortization expense and increases the earnings potential of the servicing portfolio. However, during periods of low inflation and decreasing interest rates, prepayments increase, which increases amortization expense and results in a decrease in the earnings potential of the servicing portfolio.

SEASONALITY

         The mortgage banking industry is usually subject to an unpredictable degree of seasonal trends. These trends reflect the general pattern of nationwide home sales. Such sales typically peak during the spring and summer seasons and decline to lower levels from October through January. In an effort to mitigate this, the Company has opened branch offices in Florida, Texas, California, Georgia, Louisiana and North and South Carolina.

                                    BUSINESS

GENERAL

         MCA Financial Corp. ("MCAFC" or the "Company") is a holding company which, through its principal subsidiaries and certain affiliates, engages in mortgage banking, land contract and mortgage syndication, loan originating and servicing and real estate acquisitions, rehabilitation, leasing and sales. MCAFC is a Michigan corporation which was formed in 1989 and was inactive until 1991 when it became a holding company for its principal subsidiaries.

         Currently, MCAFC operates through the following wholly-owned subsidiaries:

         - MCA Mortgage Corporation ("MCA Mortgage") is a Michigan corporation that was incorporated in 1985 and has conducted a mortgage banking business since that date. It was known as Primary Mortgage Corporation until that date and was known as Mortgage Corporation of America from August 1985 until March 1993.

         - Mortgage Corporation of America ("MCA") is a Michigan corporation that was incorporated in 1984 and has conducted a mortgage banking business since that date. It was known as First American Mortgage Corporation, Inc. until September 1989 and as First American Mortgage Associates, Inc. from September 1989 until October 1993.

         - RIMCO Realty & Mortgage Company, doing business as MCA Realty Corporation ("MCA Realty"), is a Michigan corporation that was incorporated in 1993 and was acquired by MCAFC on January 31, 1995. MCA Realty is engaged in the purchase and sale of residential real estate.

         -        Mortgage Corporation of America, Inc. ("MCA-Ohio") is an
                  Ohio Corporation that was incorporated in 1993 and has conducted a mortgage banking business, emphasizing non-conforming loans, since that date. It was known as Charter 1st Mortgage Banc, Inc. from May 1993 until July 1995 when it was acquired by MCA.

         MCAFC has two other subsidiaries, Complete Financial Corporation and Securities Corporation of America, both Michigan corporations, which are currently inactive. Unless otherwise indicated, MCAFC and its subsidiaries are hereinafter collectively referred to as the "Company."

MORTGAGE BANKING

         Mortgage banking is the business of acting as a financial intermediary in the origination of mortgage loans, the holding or warehousing of such loans, the subsequent marketing of such loans to investors and the ongoing management or servicing of such loans during the repayment term. Mortgage bankers earn revenue in each of the four phases of the mortgage banking process: origination, warehousing, marketing, and servicing.

         Origination. The origination of mortgage loans produces revenue through fees paid by the borrower upon applying for a loan and at the loan closing. The origination process involves providing competitive mortgage loan rates, soliciting loan applications, performing title and credit review and funding loans at closing. The Company originates mortgage loans through direct solicitation of borrowers by its own sales force and through referrals from real estate brokers, builder-developers and others (commonly referred to as retail origination). In connection with the origination of each loan, the Company prepares mortgage documentation, conducts credit checks, has the property appraised by independent appraisers and closes the loan. The Company's underwriting standards and procedures with respect to loans it originates, as described above, conform to the requirements of its mortgage loan investors. Referrals from real estate brokers account for the largest portion of the Company's originated loans. In addition, advertising is used in the local markets where offices are located and generates additional origination activity.

         The following table sets forth the aggregate amount of retail loans and the percentage of such retail loans that related to properties in the various states in which the Company operates.

Year                 State                $ Amount of Retail Loans              Percentage of Retail Loans
----                ------                ------------------------              --------------------------
1998            Michigan                     $ 290 million                                 53%
                Indiana                         72 million                                 13%
                Florida                         38 million                                  7%
                Ohio                            27 million                                  5%
                Illinois                       100 million                                 18%

1997            Michigan                     $ 247 million                                 40%
                Indiana                         72 million                                 12%
                Florida                        103 million                                 17%
                Ohio                            35 million                                  6%
                Illinois                        82 million                                 13%

1996            Michigan                     $ 193 million                                 39%
                Indiana                         57 million                                 11%
                Florida                         85 million                                 17%
                Ohio                            46 million                                  9%
                Illinois                        55 million                                 11%

         The remaining retail loans for fiscal 1998, 1997 and 1996 related to properties located in various other states.

         The Company currently purchases a substantial portion of its originated mortgage loans through "wholesale" operations. Wholesale operations involve the origination of loans by unrelated mortgage companies which prepare the necessary documentation, but leave the credit evaluation, property appraisal and loan funding functions for the Company to perform. The standards of loan documentation by such unrelated mortgage company originators may not be as stringent as the standards applied by the Company on its own direct originations. For each wholesale loan, the Company's credit evaluation and property appraisal procedures are the same as for its retail originations.

         The following table sets forth the aggregate amount of wholesale loans and the percentage of such wholesale loans that related to properties in the various states in which the Company operates.

Year            State                   $ Amount of Wholesale Loans               Percentage of Wholesale Loans
----            -----                   ----------------------------             ------------------------------
1998            Florida                       $ 60 million                                 15%
                Michigan                        91 million                                 23%
                Illinois                        40 million                                 10%
                Ohio                            57 million                                 14%

1997            Florida                       $ 33 million                                 17%
                Michigan                        61 million                                 31%
                Illinois                        34 million                                 18%
                Ohio                            41 million                                 21%

1996            Florida                        $11 million                                  8%
                Michigan                        66 million                                 47%
                Indiana                         28 million                                 20%
                Oregon                          25 million                                 18%

         The remaining wholesale loans for fiscal 1998, 1997 and 1996 related to properties located in various other states.

         The Company is engaged in the origination of conventional mortgage loans, secured by one- to four-family residential properties (including condominiums), that conform to the requirements for sale to either the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The Company also originates non-conforming conventional loans that exceed the maximum amounts qualifying for sale to Freddie Mac or Fannie Mae (currently $227,150) but that otherwise conform to their requirements ("jumbo loans"). The Company's principal mortgage banking subsidiary, MCA Mortgage, is an approved seller/servicer for Freddie Mac, the Government National Mortgage Association ("Ginnie Mae") and Fannie Mae, while its other principal subsidiary, MCA, is an approved seller/servicer for Freddie Mac. In addition, MCA Mortgage and MCA are qualified to originate mortgage loans insured by the Federal Housing Administration ("FHA") and mortgage loans partially guaranteed by the Veterans Administration ("VA"), which qualify for pooling by Ginnie Mae and qualify for sale to other institutional investors. The Company also originates loans which do not conform to Freddie Mac or Fannie Mae requirements. These "non-conforming" loans are typically made to self-employed individuals and others unable to meet the underwriting standards for conventional lending. Generally, these loans carry higher interest rates and fees commensurate with the additional credit risk. These loans are typically sold on the secondary market to a different group of investors than the conventional loans originated by the Company.

         The following table sets forth for the periods indicated the number, dollar volume and percentage of total volume of the Company's loan production:

                                                             FISCAL YEAR ENDED JANUARY 31,
                                                  1998               1997                       1996
                                                  ----               ----                       ----
                                                      (DOLLARS IN THOUSANDS EXCEPT AVERAGE LOAN BALANCES)
RETAIL LOANS
Conventional Loans:
     Number of Loans.........................      1,640               3,076                    2,715
     Volume of Loans.........................   $145,903            $272,943                 $243,154
     Percent of Total Volume.................     15.39%              33.71%                   38.47%
FHA/VA Loans:
     Number of Loans.........................      3,615               3,765                    2,669
     Volume of Loans.........................   $292,557            $291,601                 $202,803
     Percent of Total Volume.................     30.86%              36.01%                   32.07%
Non-Conforming Loans:
     Number of Loans. . . . . . . . . . . ...      1,751                 418                      581
     Volume of Loans.........................    $86,270             $32,012                 $ 34,133
     Percent of Total Volume.................      9.10%               3.96%                    5.40%
Jumbo Loans
     Number of Loans.........................         98                  68                       40
     Volume of Loans.........................    $27,335              17,491                 $ 11,478
     Percent of Total Volume.................      2.88%               2.16%                    1.81%
Average Loan Balance.........................    $77,711             $83,806                 $ 81,860
Total Volume of Loans........................   $552,065            $614,047                 $491,568

WHOLESALE LOANS(1) Conventional Loans:
     Number of Loans.........................        310                 546                      617
     Volume of Loans.........................    $24,397             $48,048                 $ 60,590
     Percent of Total Volume.................      2.57%               5.93%                    9.58%
FHA/VA Loans:
     Number of Loans.........................        436                 427                      309
     Volume of Loans.........................    $36,994             $37,904                 $ 27,158
     Percent of Total Volume.................      3.90%               4.68%                    4.30%
Non-Conforming Loans:
     Number of Loans.........................      4,680               1,803                      995
     Volume of Loans.........................   $288,623            $108,928                 $ 52,485
     Percent of Total Volume.................     30.44%              13.45%                    8.30%
Jumbo Loans
     Number of Loans.........................        156                   4                        2
     Volume of Loans.........................    $45,926                $829                 $    480
     Percent of Total Volume.................      4.84%               0.10%                    0.07%
Average Loan Balance.........................    $70,931             $70,400                 $ 73,174
Total Volume of Loans(1).....................   $395,940            $195,709                 $140,713

TOTAL LOANS
Number of Loans..............................     12,686              10,107                    7,928
Volume of Loans..............................   $948,005            $809,756                 $632,281
Average Loan Balance.........................    $74,728             $80,118                 $ 79,753

-------------
(1) During fiscal 1998 and fiscal 1997, no single company was responsible for greater than 10% of the Company's wholesale originations. During fiscal 1996, Watson Financial Group ("Watson") was responsible for 13% of the Company's wholesale originations. Watson is not affiliated with the Company.

         At January 31, 1998, the Company had applications in process for approximately 5,497 mortgage loans, aggregating approximately $417 million. At January 31, 1997, the Company had applications in process for approximately 2,022 mortgage loans, aggregating approximately $154 million. Based on experience, the Company anticipates that 65% to 70% of the loan applications will close within 45 to 90 days.

         Warehousing. Warehousing is the term used to describe the process of holding mortgage loans pending their sale to investors (typically financial institutions) or into the secondary market. During the warehousing period the Company earns income equal to the difference between the interest received on the mortgage loans and the interest paid on short-term advances from banks which are used typically to fund the mortgage loans. During periods when short-term warehouse borrowing rates exceed long-term mortgage lending rates, the warehousing of mortgage loans can result in a loss.

         Pending sale and delivery to investors, the Company's mortgage loans are funded almost entirely by borrowings under warehousing lines of credit from banks. The Company typically holds mortgage loans for a period of up to 60 days after closing in order to prepare them for sale. Borrowed funds are repaid when the Company receives payment upon the sale of the loans. Accordingly, the Company is dependent on loan sales to free warehousing credit lines in order that new loans can be closed.

         Among its short-term financing sources, the Company maintains a loan agreement with Texas Commerce Bank N.A. and a mortgage loan agreement with Paine Webber Real Estate Securities. As is customary in the industry, these credit facilities can be terminated on demand or upon relatively short notice. In such an event, the Company would seek replacement or new credit facilities from other lenders for these existing lines of credit on terms at least as favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

         Marketing. The offering, sale, packaging and delivery of closed mortgage loans to investors is the activity which distinguishes a mortgage banker as a financial intermediary from a portfolio lender or permanent investor. Marketing mortgage loans is the most complex aspect (both financially and operationally) of the mortgage banking business. It requires matching the needs of the retail origination market (consisting of home buyers and homeowners seeking new mortgages) with the needs of the secondary market for mortgage loans (consisting of securities broker-dealers, depository institutions, insurance companies, pension funds and other investors). Conventional mortgage loans (i.e., those not guaranteed or insured by agencies of the federal government), which are secured by one-to-four family residential properties (including condominiums) and which comply with applicable requirements, are packaged for direct sale to mortgage investors. In addition, there is an active private market for mortgage loans which have not been pooled or securitized.

         Factors which may influence the market value of packaged loans include the general level of interest rates, the types of loans (e.g., conventional mortgage loans or larger jumbo loans), interest payment and principal amortization schedules (e.g., self-amortizing or balloon, fixed-rate or indexed adjustable-rate, equal monthly payment or adjustable payment), type of mortgaged property (e.g., one-to four family detached, row or townhouse, condominium or planned unit development), ratio of loan proceeds to appraised property value, property location, credit profile, and whether loans are packaged into pools (represented by securities) or sold separately on a whole loan basis.

         The following table sets forth for the periods indicated, the Company's loan production by type of interest payment and principal amortization schedule as well as loan to value ratio information (dollars in thousands):

                                                               FISCAL YEAR ENDED JANUARY 31,
                                             ----------------------------------------------------------------
                                             1998            1997         1996          1995          1994
                                             ----            ----         ----          ----          ----
30-year Fixed Rate:
  Number of Loans........................    4,965        6,092         5,349           4,569          5,084
  Volume of Loans........................ $391,662     $492,949      $424,994        $339,394       $448,762
  Percent of Total Volume................   41.31%       60.88%        67.22%          60.15%         65.28%
15-year Fixed Rate:
  Number of Loans........................    1,288          785           611             844          1,953
  Volume of Loans........................  $56,280      $49,149      $ 40,137        $ 49,536       $142,340
  Percent of Total Volume................    5.93%        6.07%         6.35%           8.78%         20.70%
Adjustable Rate ("ARMS"):
  Number of Loans........................    3,991        1,487         1,239           1,217            299
 Volume of Loans......................... $357,796     $143,453      $114,619        $108,983       $ 34,073
  Percent of Total Volume................   37.74%       17.71%        18.13%          19.32%          4.96%
Other (1):
  Number of Loans........................        0            0            69             352            194
  Volume of Loans........................        0            0      $  5,225        $  6,154       $  3,121
  Percent of Total Volume................       0%           0%         0.82%           1.09%          0.45%
Balloon Payment:
  Number of Loans........................    2,442        1,743           660           1,242          1,380
  Volume of Loans........................ $142,267     $124,205      $ 47,306        $ 60,167       $ 59,188
  Percent of Total Volume................   15.01%       15.34%         7.48%          10.66%          8.61%

Total Number of Loans....................   12,686       10,107         7,928           8,224          8,910
Total Volume............................. $948,005     $809,756      $632,281        $564,235       $687,484
Total Loan to Value Percent..............   81.06%       84.13%         83.8%           90.5%          94.5%

(1) This category represents mortgages and land contracts with other than 15 or 30 year terms, which have no balloon payment.

         The following table sets forth for the periods indicated, the number, dollar volume and percent of total volume of the Company's loan production by occupancy status and type of mortgaged property (dollars in thousands):

                                                                  FISCAL YEAR ENDED JANUARY 31,
                                                --------------------------------------------------------------
                                                1998         1997             1996          1995          1994
                                                ----         ----             ----          ----          ----
Detached - Single Family
Owner Occupied:
  Number of Loans.....................        10,781         8,939           6,943          6,916        7,441
  Volume of Loans.....................      $823,917      $724,011        $578,154       $506,714     $636,440
  Percent of Total Volume.............        86.91%        89.41%          91.44%         89.81%       92.58%
Non-owner occupied:
  Number of Loans.....................           998           442             133            947        1,088
  Volume of Loans.....................       $43,855       $20,733       $   6,121       $ 28,603     $ 23,441
  Percent of Total Volume.............         4.62%         2.56%           0.97%          5.07%        3.41%
Other (1):
  Number of Loans.....................            45            76              66             39           64
  Volume of Loans.....................        $5,054        $6,022       $   5,929      $   3,310    $   4,894
  Percent of Total Volume.............         0.54%         0.75%           0.94%          0.59%        0.71%

Multi-Unit and Commercial
Owner Occupied:
  Number of Loans.....................           559           523             360            262          265
  Volume of Loans.....................       $56,336       $52,489        $ 28,919       $ 19,909     $ 18,895
  Percent of Total Volume.............         5.94%         6.48%           4.57%          3.53%        2.75%
Non-owner occupied:
  Number of Loans.....................           303           127             426             60           52
  Volume of Loans.....................       $18,843        $6,501        $ 13,158       $  5,699     $  3,814
  Percent of Total Volume.............         1.99%         0.80%           2.08%          1.00%        0.55%

(1) Includes second homes and vacant land.

         The sale of mortgage loans produces a net gain or loss equal to the sum of (i) the difference between the principal amount of the loans and the net price at which the loans are sold (the cash gain or loss on sales) and (ii) the present value of the difference (the "premium on sale of mortgage loans"), if any, between the stated interest rate collected by the mortgage banker from the mortgage loan borrowers and the interest rate paid by the mortgage banker to the purchasers of the loans, net of a normal servicing fee.

         The Company typically holds its mortgage loans for up to 60 days before selling them to investors. The Company sells conforming loans either directly on a loan-by-loan basis to Freddie Mac, Fannie Mae or other financial institutions, or by a process of "securitization" of loan pools. Conforming loans and loans qualifying for securitization through Ginnie Mae programs may be grouped in pools and assigned to Freddie Mac, Fannie Mae or Ginnie Mae, as applicable, which issues a mortgage-backed security ("MBS") representing an undivided interest in the loan pool. For issuing the MBS, Freddie Mac, Fannie Mae or Ginnie Mae receives an annual fee, up to 0.50% of the declining principal amount of the loan pool. The Company, through investment bankers, may then sell these MBSs to investors or hold them for investment.

         Loan pools may be sold to Freddie Mac or Fannie Mae, or securitized in the form of Ginnie Mae mortgaged-backed securities and sold to institutional investors with or without recourse in the event of default by the borrowers. If a loan pool is sold without recourse, Freddie Mac will typically charge a fee for issuing the MBS which is 0.05% to 0.07% higher than if such loan pool were sold with recourse. The Company decides to sell loan pools with or without recourse based primarily upon capital market conditions and perceived risks of the terms of such mortgage loan documents. To date all of the loan pools sold by the Company to Freddie Mac or Fannie Mae or through Ginnie Mae programs have been sold on a non-recourse basis.

         Mortgage loans are also sold on a loan-by-loan basis to banks, mortgage companies and other private investors and, in the case of conforming loans, may be sold to Freddie Mac or Fannie Mae. Such individual loan sales are typically made by the Company on a non-recourse basis. During fiscal 1998, 1997 and 1996, the Company made $948.0 million, $809.8 million and $632.3 million of non-recourse loans, respectively, and did not sell any loans with recourse. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met, potentially resulting in actual loss and/or the limitation of the Company's liquidity.

         The Company packages substantially all of its FHA-insured and VA-guaranteed mortgage loans into pools of loans sold in the form of pass-through mortgage-backed securities guaranteed by Ginnie Mae. With respect to loans secured through Ginnie Mae programs, the Company is insured against foreclosure loss by the FHA or partially guaranteed against foreclosure loss by the VA (at present generally 25% to 100% of the loan). Since the Company is not an end investor in these types of loans, its risk with respect to these loans is minimal. FHA-insured and VA-guaranteed mortgage loans represent approximately 33% of the Company's originations in any given year. The discontinuance of these programs would have a limited impact upon the Company due to the Company's ability to originate a substantial volume of conventional loans which enables the Company to market mortgage loans to Freddie Mac, Fannie Mae or other investors.

         The Company commits to sell loans in an amount equal to the closed loans held in inventory, plus a portion of the loans that the Company has committed to make but has not yet closed. This enables the Company to mitigate the interest rate risk resulting from the fact that market interest rates may change between the time that the Company commits to make or purchase a loan and the time the Company commits to sell or sells such loans. The portion of loans that have not yet closed which the Company commits to sell depends on numerous factors, including the total amount of the Company's outstanding commitments to make loans, the portion of such loans that is likely to close, the timing of such closings and anticipated changes in interest rates. The Company constantly monitors these factors and adjusts its commitments position accordingly. The Company's commitment position may consist of mandatory forward commitments on mortgage-backed securities or mortgage loans, options on mortgage-backed securities or treasury futures contracts, or outright futures contracts. See
Note 9 of Notes to Consolidated Financial Statements for a discussion of financial instruments with off-balance-sheet risk.

         Non-conforming loans are sold to a different group of investors. They are typically packaged with other similar loans and sold servicing released, in bulk, to obtain a more favorable price. In the fourth quarter of fiscal 1997, the Company entered into an agreement with another party to sell substantial portions of the Company's non-conforming production for purposes of securitization. This entitles the Company to the difference between the weighted average coupon rate of the loan it originated and the security's stated yield, less a normal servicing fee and certain other fees.

         Servicing. At January 31, 1998, the Company owned servicing rights for mortgages with outstanding balances of approximately $431 million and to land contracts with outstanding net balances of approximately $168 million. The Company intends to maintain its servicing of residential mortgage loans, and to retain its mortgage and land contract servicing system that emphasizes cash management and compliance with investor servicing requirements.

         The Company also obtains additional servicing through the retention of servicing with respect to mortgages and land contracts that it originates and sells to others. For residential mortgage loans which it originates, the Company retains the servicing related to most of these loans temporarily, then sells the servicing rights from time to time on the open market. The Company intends to restrict its purchases of mortgage servicing. During fiscal 1998, the Company did not purchase any servicing and has sold servicing with respect to approximately $1.3 billion of mortgage loans.

         A loan servicing portfolio creates an earning asset in the form of income created from servicing fees, which range generally from 0.25% to 0.50% per year for mortgage loans and from 0.25% to 2.5% per year for land contracts, based on the declining principal balance of the mortgage loans or the declining net principal balances of land contracts serviced, and the potential interest earnings on escrow funds held until the time payment for taxes and insurance must be made. Based upon current market conditions, the Company estimates that servicing rights for residential mortgage loans and land contracts have a market value from 1.25% to 2.5% and from 1.25% to 4.0%, respectively, of the principal balance of the mortgage loans and the declining net principal balances of land contracts serviced.

         One of the Company's strategies is to build and retain its non-conforming servicing portfolio. The Company believes that it has developed systems that enable it to service mortgage and land contract loans efficiently and therefore enhance the returns it can earn from investments in servicing rights. In addition, the Company believes that the earnings from its servicing portfolio may to some extent offset the effect of interest rate fluctuations on loan origination revenue. In general, the value of the Company's loan servicing portfolio may be adversely affected as mortgage interest rates decline and expected loan prepayments increase. Income generated from the Company's loan servicing portfolio also may decline in such an environment. On the other hand, these effects may be offset somewhat by an increase in originations and servicing income attributable to new loans which historically increase in periods of declining mortgage interest rates. However, there can be no assurance that low mortgage rates will result in increased loan originations, particularly during periods of slow or negative economic growth. As of January 31, 1998, the weighted average rate on mortgages serviced by the Company but owned by others was 8.33% and the weighted average rate on mortgages and land contracts serviced by the Company but owned by MCA Mortgage or MCA-sponsored pass-through pools was 11.17%.

         The following table sets forth information about the Company's retail and wholesale loan origination and servicing activities:

                                                              FISCAL YEAR ENDED JANUARY 31,
                                              ---------------------------------------------------------------
                                               1998        1997             1996           1995          1994
                                              ------     --------         --------        ------        -----
                                                      (DOLLARS IN THOUSANDS, EXCEPT AVERAGE LOAN BALANCE)
Beginning loan servicing portfolio.....    $1,601,042    $2,206,460     $1,303,628     $1,105,534     $234,743
Add:
  Loans purchased and
   originated by the
   Company for resale..................       923,185       727,007        632,281        536,881      687,484
  Loans purchased by the
   Company for syndication.............        24,820        20,849         25,597         27,354       19,188
  Mortgage servicing
   purchased (net of sales)............    (1,296,497)     (862,569)       618,780       (166,577)     471,587
                                          -----------   -----------   ------------   ------------   ----------
                                           $1,252,550    $2,091,747     $2,580,286     $1,503,192   $1,413,002
Less:
  Amortization.........................       (14,837)      (53,761)       (43,491)       (43,228)     (36,832)
  Prepayments of loans.................       (98,814)     (237,196)      (172,100)      (107,571)    (210,305)
  Loans sold with servicing sold.......      (550,163)     (199,748)      (158,235)       (48,765)     (60,331)
                                            ---------     ---------   ------------    -----------  -----------
Ending loan servicing portfolio........      $588,736    $1,601,042     $2,206,460     $1,303,628   $1,105,534
                                             ========    ==========     ==========     ==========   ==========
Number of loans serviced
      (end of period)..................        11,814        21,248         27,357         16,372       15,900
Average loan balance...................       $49,834       $75,350        $80,650        $79,625      $69,530

         The following table sets forth, for the periods indicated, the mortgage delinquency rate of the Company's loan servicing portfolio and information relating to foreclosed properties:

                                                                     FISCAL YEAR ENDED JANUARY 31,
                                               ----------------------------------------------------------------
                                               1998             1997          1996          1995        1994
                                               ----             ----          ----          ----         ----
Delinquent mortgage loans at-- Period end:
   30 days:
     Number of loans......................       398              838          227            359          259
     Percent of total loans...............     3.37%            3.99%        0.83%          2.19%        1.87%
   60 days:
     Number of loans......................       127              216           49             97           77
     Percent of total loans...............     1.07%            1.02%        0.18%          0.59%        0.56%
   90 days or more:
     Number of loans......................       277              367           75            143           43
     Percent of total loans...............     2.34%            1.73%        0.27%          0.87%        0.31%
   Total delinquencies:
     Number of loans......................       802            1,421          351            599          379
     Percent of total loans...............     6.78%            6.69%        1.28%          3.65%        2.74%

Foreclosed Properties:
   Beginning inventory....................       113              122           84             83           84
   Properties acquired....................       120              106          136             89          122
   Ending inventory ......................       112              113          122             84           83
   Aggregate carrying
       value, net (-000's)................    $2,950           $2,576       $2,288         $1,500       $1,495
   Average carrying value.................   $26,339          $22,798      $18,754        $17,854      $18,012

OTHER BUSINESS ACTIVITIES

         Securitization and Syndication of Real Estate Interests. The Company is involved in marketing real estate interests in the form of pass-through securities which represent the ownership of undivided fractional interests in a defined pool of real estate related loans and loan participations. The Company's primary objective in marketing these securities is to provide investors with consistent high income without undue risk of loss. To accomplish this, the Company has developed a program of acquiring for resale real estate related investments consisting primarily of land contract seller's interests and real estate mortgage notes. The Company emphasizes investments in land contract seller's interests because of the traditional absence of competition from financial institutions in this market, which generally results in higher yields, and the belief that legal rights and remedies available to land contract sellers are more flexible and lead to collection of delinquent accounts with greater success than can be realized with respect to mortgage notes. In addition, a land contract may be used only as an instrument facilitating the sale and exchange of real property. Therefore, the nature of the debt owed by the land contract purchaser is a result of the purchaser's desire to own, through installment payments, the realty involved.

         Through January 31, 1998, the Company had sponsored 126 offerings of pass-through certificates. For each offering, a subsidiary acts as the sponsor and servicing agent for the land contracts, mortgages and other real estate interests which are held for the benefit of the certificate holders. Pursuant to the master pooling and servicing agreement relating to the pools, the sponsor is obligated to purchase all outstanding participation certificates held by investors in that pass-through pool at such time as the aggregate net receivable balance of each pass-through pool is less than 10% of the original face amount. At January 31, 1998, the maximum amount of these future purchase commitments totaled approximately $10 million. The sponsor can satisfy its repurchase obligation for such a paid-down pool by arranging a purchase of the underlying real estate interests by another pass-through pool or a mortgage investor.

         The following table shows the growth of the Company's originations and purchases of loans for syndication in pass-through pools and sales to third party investors during the fiscal years indicated:

                                                               FISCAL YEAR ENDED JANUARY 31,
                                              --------------------------------------------------------------
                                              1998         1997             1996           1995         1994
                                              ----         ----             ----           ----         ----
Number of Land Contracts
  purchased for syndication...............       602           855             933          1,002          798
Average balance...........................   $34,248       $24,418         $23,485        $22,453      $17,759
Total amount of Land
  Contracts purchased for
  syndication............................$20,617,235   $20,877,360     $21,911,707    $22,498,079  $14,172,104

Number of Mortgage Notes
  purchased for syndication...............       131            46              78            212          344
Average loan balance......................   $32,086       $62,930         $47,246        $22,906      $14,580
Total amount of Mortgage
  Notes purchased for
  syndication.............................$4,203,271    $2,894,797      $3,685,207     $4,856,239   $5,015,723

Total number of loans
  purchased for syndication...............       733           901           1,011          1,214        1,142
Average loan balance......................   $33,862       $26,384         $25,318        $22,513      $16,802
Total amount purchased for
  syndication.............................$24,820,506  $23,772,157     $25,596,914    $27,354,318  $19,187,827

         Purchase and Resale of Real Property. The Company purchases and sells income-producing real estate, with sales made primarily to limited partnerships for which an affiliated company acts as general partner. This activity produces income to the Company in the form of gains on the sale of such real estate. In addition, MCA Realty purchases distressed residential real estate, which is rehabilitated and sold to an affiliated non-profit entity and non-related individuals. During the year ended January 31, 1998, the Company acquired and sold 704 single family homes for a total gain of $4.2 million, all of which represented sales to the limited partnerships and the non-profit entity described above. During fiscal 1997 and 1996, the Company acquired and sold 820 and 723 single-family homes for total gains of $8.2 million and $7.3 million, respectively, of which $8.2 million and $6.5 million, respectively, represented sales to related parties. See Note 14 of Notes to Consolidated Financial Statements for a summary of selected consolidated segment financial information.

         The income producing real estate which is purchased by the Company and its affiliates is acquired through the assistance of unaffiliated real estate brokers. There appears to be increased competition for these income-producing real estate properties as real estate values continue to escalate and the economy continues to grow.

         Most of the income-producing real estate is sold by the Company and its affiliates on land contracts to limited partnerships controlled by an affiliate of the Company. These transactions are not arm's length transactions with independent third party appraisals. The land contracts are then sold by the Company to real estate pass-through pools, of which MCA is the sponsor, or to unrelated third party investors. The remaining balance of income-producing real estate is sold to unrelated third parties on land contracts or mortgages.

         Because most of the income-producing real estate sales are directed to affiliated entities, the normal real estate concerns associated with purchasers and fluctuating market values are not applicable. These entities are engaged in the business of renting income producing properties to individuals. The day-to-day real estate rental concerns are those of the syndicated real estate limited partnerships of the affiliates and not those of the Company. However, the payments to the Company, or the real estate pass through pools the Company sponsors pursuant to the land contract receivables are dependent upon the ability of these partnerships to generate rental income.

         Other. During fiscal 1996, the Company made a common stock investment of approximately $1.0 million in a Delaware Limited Liability Company. This start-up company participates in the used vehicle retail industry through providing floor plan financing and joint venture activities with existing dealers. The Company's investment in the Class B Securities issued by this Limited Liability Company provides it the right to participate in earnings and distributions, if any, subject to the preferential right of certain other shareholders. Subsequent to year end the Company exchanged its interest in the LLC for a limited partnership interest in a partnership engaged in rental real estate activities. The partnership was held by an officer and board member of the Company.

COMPETITION

         The Company competes with other mortgage bankers, state and national banks, thrift institutions and insurance companies for loan originations and purchases. While there are several dominant competitors in the industry, the Company believes it is a mid-range mortgage company in its markets. Many of its competitors have substantially greater resources than the Company. However, the Company believes that it offers a more diversified and, in some cases, unique product line to its customers. The Company competes, in part, through print and electronic media advertising campaigns, by motivating its sales force through incentive compensation based on volume of loan originations, by maintaining a network of branch locations designed to provide sales support for its originators and by maintaining close relationships with real estate brokers and builder-developers.

REGULATION

         The Company is subject to the rules and regulations of, and examinations by, Freddie Mac, Fannie Mae, Ginnie Mae and the Department of Housing and Urban Development ("HUD") with respect to the processing, origination and purchase, sale and servicing of mortgage loans and contracts. These rules and regulations prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to meet certain financial requirements and to submit certified financial statements to these agencies annually. Mortgage loan origination activities are subject to the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain information to borrowers concerning credit and settlement costs. Mortgage loans, other than first mortgages, are also subject to the usury statutes of the states in which the Company does business. Additionally, there are various state laws affecting the Company's mortgage banking operations, including licensing requirements and substantive limitations on the interest and fees that may be charged. MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institutions Bureau under the Michigan Mortgage Brokers, Lenders, and Servicers Licensing Act and are subject to the provisions of such law. MCA Realty is a licensed real estate broker in the state of Michigan. Expansion of the Company's operations has subjected it to similar regulations in the states of Indiana, Illinois, Idaho, Kentucky, Maryland, Ohio, Florida, West Virginia, California, North Carolina, Pennsylvania, Louisiana, Georgia, Connecticut, South Carolina and Colorado.

EMPLOYEES

         At January 31, 1998, approximately 665 individuals were employed by the Company, of which 652 were full-time employees, including 297 mortgage and land contract originators and mortgage and land contract servicers. The remaining full-time employees are administrative and management personnel. None of the Company's employees is represented by a bargaining agent. The Company believes its relations with its employees are good.

PROPERTIES.

         In October 1997 the Company entered into a lease agreement for approximately 71,000 square feet of office space in Southfield, Michigan. The Company expects to move its executive and administrative offices and certain of its mortgage banking and real estate operation in June 1998. The basic annual rent for this lease is $1,336,000. The Company's executive and administrative offices and its mortgage banking and real estate operations are currently located in approximately 39,000 square feet of leased office space in Southfield, Michigan. The basic annual rent for the Southfield office space is approximately $482,000. The Company has negotiated to have this lease terminated on September 30, 1998. As of January 31, 1998, the Company leased office space in 41 other locations: thirteen in Michigan, five in Indiana, four in Florida, six in Ohio, three in Illinois, two in Texas and one in each of Kentucky, North Carolina, California, Louisiana, Georgia, Connecticut, South Carolina and Colorado. These locations are used by certain of the Company's mortgage and land contract originators.

LEGAL PROCEEDINGS

         The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information about the directors and executive officers of MCA Financial.

         Name and Age                       Principal Position(s) Held with MCA Financial
         ------------                       ---------------------------------------------
         Patrick D. Quinlan, 51             Chairman, Chief Executive Officer and Director
         Thomas P. Cronin, 51               Vice Chairman and Director
         Lee P. Wells, 37                   President, Chief Operating Officer and Director
         Keith D. Pietila, 48               Executive Vice President, Chief Financial Officer and Director
         Alexander J. Ajemian, 34           Senior Vice President, Controller and Treasurer
         James B. Quinlan, 46               Director
         C. Thompson Wells, Jr., 57         Director
         D. Michael Jehle, 48               Director

         The Board of Directors is divided into three classes, with each class serving a three-year term. At each annual meeting of the shareholders, directors in the class whose term expires are elected to serve a three-year term. Patrick
D. Quinlan, C. Thompson Wells and D. Michael Jehle are serving for a term ending at the annual meeting of shareholders to be held in 1998. Keith D. Pietila and James B. Quinlan are serving for a term ending at the annual meeting of shareholders to be held in 1999. Lee P. Wells and Thomas P. Cronin are serving for a term ending at the annual meeting of shareholders to be held in 2000.

         Executive officers serve at the pleasure of the Board of Directors. The business experience of each director and executive officer during the past five years is described below. Certain of the directors and executive officers of MCA Financial are also directors and officers of MCA Financial's other subsidiaries.

PATRICK D. QUINLAN has been Chairman of the Board, Chief Executive Officer and a director of MCA Financial since its inception and served as President of MCA Financial from its inception until July 1995. Mr. Quinlan was a founder and served as Chairman of the Board, President and a director of MCA Mortgage from 1985 until July 1992. Mr. Quinlan is the brother of James B. Quinlan. See "Principal Stockholders"

THOMAS P. CRONIN has been Vice Chairman of MCA Financial since July 1995 and a director of MCA Financial since January 1993. Mr. Cronin also serves as Vice Chairman of Matrix Capital Bank, an unaffiliated third party. Mr. Cronin served as Chief Executive Officer of MCA Mortgage from November 1993 until November 1996. Mr. Cronin served as President of MCA Mortgage from October 1992 until November 1993 and has been a director of MCA Mortgage since August 1992. From October 1990 until October 1992, Mr. Cronin was an Executive Vice President of MCA. From 1977 until 1990, Mr. Cronin was a member of the Chicago Board of Trade and a licensed floor broker with the Commodity Futures Trading Commission.

LEE P. WELLS has been President and Chief Operating Officer of MCA Financial since July 1995 and has been a director of MCA Financial since its inception. Mr. Wells served as Executive Vice President of MCA Financial from its inception until July 1995, and served as Executive Vice President of MCA Mortgage from 1990 until November 1993 and was a director of MCA Mortgage from 1990 until July 1992. Mr. Wells is responsible for land contract originations and syndication of land contracts and mortgages into pass-through pools which are sold to private mortgage investors. From 1987 until 1990
Mr. Wells was a Vice President of MCA Mortgage, and served as the Controller of MCA Mortgage from 1987 until 1988. Mr. Wells is the son of C. Thompson Wells, Jr. See "Principal Stockholders"

KEITH D. PIETILA has been Executive Vice President and Chief Financial Officer of MCA Financial since July 1995 and has been a director of MCA Financial since its inception. Mr. Pietila served as Chief Operating Officer and Vice President of MCA Financial from MCA Financial's inception until July 1995. Mr. Pietila also was a Vice President, Chief Financial Officer and Chief Operating Officer and a director of MCA Mortgage from 1990 until July 1992. Mr. Pietila has been a Director of U.S. Mutual Financial Corporation since 1991. From 1982 until 1990, Mr. Pietila was employed by Acorn Building Components, Inc., and served in several positions, the last of which was as Chief Operating Officer.

ALEXANDER J. AJEMIAN has been a Senior Vice President of MCA Financial since July 1995 and has been Controller and Treasurer of MCA Financial since its inception. Mr. Ajemian served as Vice President of MCA Financial from its inception until July 1995, served as Vice President of MCA Mortgage since November 1992 and has served as Treasurer of MCA Mortgage since November 1993. Mr. Ajemian was the Controller of MCA Mortgage from 1990 until July 1992 and was the Vice President and Assistant Secretary of MCA Mortgage from 1991 until July 1992. From 1986 until 1990, Mr. Ajemian was in the audit department of BDO Seidman, independent certified public accountants. Mr. Ajemian is a Certified Public Accountant licensed in Michigan.

JAMES B. QUINLAN has been a director of MCA Financial since its inception.
Mr. Quinlan is the President and a director of Standard Home Mortgage, Inc., a residential mortgage broker located in Grosse Pointe, Michigan. Mr. Quinlan served as Senior Vice President of MCA Financial from 1991 until August 1993. Mr. Quinlan has served as a director of MCA Mortgage since 1985 and served as a Senior Vice President of MCA Mortgage from 1985 until August 1993. Mr. Quinlan also served as Treasurer of MCA Mortgage from 1985 until August 1993. Mr. Quinlan is the brother of Patrick D. Quinlan and the brother-in-law of David C. Wells. See "Principal Stockholders"

C. THOMPSON WELLS, JR., has been a director of MCA Financial since its inception and previously served in the same capacity with MCA Mortgage from 1990 until July 1992. Since September 1996, Mr. Wells has served as President and Chief Executive Officer of RIMCO Financial Corp., a company affiliated with MCA Financial. Since 1987, Mr. Wells has been the President of Wells' System, Inc., a consulting firm, and has been involved in child care centers as the Chief Executive Officer of three primary entities: Discovery Learning Centers, Discovery Learning Centers Limited Partnership and Kids at Work, operating through 25 other related secondary entities. Of these entities four filed bankruptcy petitions in 1991 and 1992. Two entities have completed their liquidations and the other two entities' petitions under the Bankruptcy laws have been dismissed. Mr. Wells is also the President and a director of Austin Kids, Inc., which filed a bankruptcy petition in December 1994 and for which an order confirming its plan of reorganization was entered in April 1995. C. Thompson Wells, Jr. is the father of Lee P. Wells. See "Principal Stockholders"

D. MICHAEL JEHLE has been a director of MCA Financial since November 1993 and has served as a director of MCA Mortgage since November 1993. Mr. Jehle served as President and Chief Operating Officer of MCA Mortgage from November 1993 to November 1994 and since March 1996 has been the Chairman-Office of Production for MCA Mortgage. Mr. Jehle served as the President and Chief Executive Officer of RIMCO Financial Corporation from November 1994 to February 1996 and currently serves as a director of

RIMCO Financial Corporation. Prior to joining the Company, Mr. Jehle was employed by First Fidelity Thrift and Loan in San Diego, California, from 1991 to 1993 in both loan production and servicing capacities. From 1989 to 1991, Mr. Jehle was self-employed in both residential and commercial loan originations and prior to that he was President of ABQ MoneyCenter, Inc., in San Diego, California.

COMPENSATION

         The following table sets forth, for the fiscal years shown, information regarding amounts paid to or accrued for the Chief Executive Officer of MCA Financial, and the other four most highly compensated executive officers of MCA Financial (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                LONG-TERM COMPENSATION AWARDS
                                                                            RESTRICTED
                                 FISCAL                                       STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR            SALARY      BONUS          AWARDS (1)        COMPENSATION (2)
---------------------------      ----            ------      -----          ----------        ----------------
Patrick D. Quinlan -               1998         $216,250      $32,500          $   --            $23,256
  Chairman                         1997          208,061           --              --             23,172
  and Chief Executive Officer      1996          206,458           --              --             16,048

Thomas P. Cronin -                 1998         $143,149      $    --         $14,819            $ 9,670
  Vice Chairman                    1997          224,136           --              --              9,670
                                   1996          218,099           --              --              9,670

Lee P. Wells -                     1998         $200,133      $40,000          $   --            $ 1,956
  President and Chief              1997          170,000       26,675              --              1,766
  Operating Officer                1996          159,583       19,500              --              2,146

Keith D. Pietila -                 1998         $176,333      $30,000          $   --            $11,742
  Chief Financial                  1997          160,000       30,000              --             11,640
  Officer and Executive            1996          153,333       25,000              --             11,552
  Vice President

Alexander J. Ajemian               1998         $115,500      $10,000         $29,664            $    --
  Controller, Treasurer and        1997          100,000       15,000              --                 --
  Senior Vice President            1996           94,375       10,000              --                 --

(1) During fiscal 1998, Mr. Cronin was awarded 1,665 shares of restricted stock with a value of $14,819 with 555 shares vesting in each of fiscal 1998, 1999 and 2000. As of January 31, 1998, Mr. Cronin held 1,110 shares of restricted stock with a value of $9,879. During fiscal 1998, Mr. Ajemian was awarded 3,333 shares of restricted stock with a value of $29,664, with 1,111 shares vesting in each of fiscal 1998, 1999 and 2000. As of January 31, 1998, Mr. Ajemian held 2,222 shares of restricted stock with a value of $19,776. Dividends are payable on the restricted stock when paid on the Company's Common Stock.
(2) Represents for each of the Named Executive Officers, premiums paid by the Company for life insurance for the last fiscal year.

          For the year ended January 31, 1998, the Company paid non-employee directors an annual fee of $20,000 and paid James B. Quinlan an additional annual fee of $10,000 for serving on the board of MCA Mortgage. This policy is subject to review annually.

INDEMNIFICATION AND LIMITATION OF LIABILITY MATTERS

         The Company's Restated Articles of Incorporation require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request. Such indemnification will be provided if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its stockholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of the Company, indemnification is limited to expenses and amounts paid in settlement.

         The Michigan Business Corporation Act ("MBCA") permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Restated Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) declaring an unlawful dividend or distribution to stockholders; (iv) a transaction from which the director derives an improper personal benefit; and
(v) an act or omission occurring prior to the effective date of the pertinent article. As a result of the inclusion of such a provision, stockholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Patrick D. Quinlan, Keith D. Pietila and Lee P. Wells served on the Compensation Committee of the Board of Directors of the Company during the year ended January 31, 1998. Each of Messrs. Quinlan, Pietila and Wells is a director and executive officer of the Company. Messrs. Quinlan and Wells are executive officers and directors of RIMCO Financial Corporation and certain of its subsidiaries and Mr. Jehle is a director of RIMCO Financial Corporation. Messrs. Wells and Pietila are also directors and officers of Property Corporation of America ("PCA") and Mr. Quinlan is a director of PCA. Mr. Pietila is an officer and director of U.S. Mutual Financial Corporation.

         Included in other income is $300,000 for fiscal 1998 attributable to rental charges to RIMCO Financial Corporation for use of a portion of the Company's office space.

         During fiscal 1998, 1997, and 1996, the Company recognized a gain of $3,711,011, $7,539,447, and $6,529,708, respectively, on the sale of properties purchased from unrelated third parties and subsequently sold to limited partnerships whose general partner is owned by Patrick D. Quinlan and Lee P. Wells. During fiscal 1998, 1997, and 1996, the Company paid commissions in connection with the acquisition of these properties totaling $1,689,600, $1,735,000 and $1,315,000, respectively, to RIMCO Financial Corp., which is owned equally by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers.

         During the years ended January 31, 1998 the Company and certain affiliated companies entered into real estate and financing transactions with Detroit Revitalization, Inc. ("DRI"). DRI is a not-for-profit corporation formed in 1994 to assist in the revitalization of Detroit housing stock. The Chairman of the Board of DRI functions as a consultant to the Company and also is a member of the Board of the U. S. Mutual Financial Corporation ("U. S. Mutual"). In fiscal 1998 the Company recognized net gains of $539,000 on sales of real estate to DRI and $980,000 of real estate commissions in connection with DRI's sales of homes to individuals.

         The Company provides accounting and administrative services to U.S. Mutual and receives a base monthly fee of $3,000 plus additional amounts as periodically agreed to by the respective parties. U.S. Mutual is a publicly-owned corporation; however Patrick D. Quinlan together with his wife, Cheryl J. Quinlan, and James B. Quinlan, their brother John E. Quinlan and their mother Bonnie B. Quinlan collectively own approximately 15% of the outstanding voting stock of U.S. Mutual, and it is therefore considered an affiliate of the Company, as defined by the Securities and Exchange Commission. The service arrangement between the Company and U.S. Mutual can be terminated by either party at any time. The Company earned $36,000 in management fees for administrative services provided to U.S. Mutual during each of fiscal 1998, 1997, and 1996. Keith D. Pietila is a director of U.S. Mutual.

         From time to time the Company has retained Consulting Services of America, Inc. ("CSA") as a consultant for specific long range planning and other projects. John E. Quinlan, the brother of Patrick and James Quinlan, is a shareholder, director and executive officer of CSA. For its services, CSA charges the Company its normal billing rate of $150 per hour, and receives a minimum retainer of $5,000 per month. During fiscal 1998, 1997, and 1996, the Company paid $77,000, $105,000 and $120,000, respectively, in consulting fees to CSA.

         In February 1993, Patrick D. Quinlan and Lee P. Wells each purchased 500 shares of common stock of PCA for $5,000 in cash, as part of the reorganization of PCA. In connection with such reorganization, the Company exchanged its PCA common stock for shares of PCA non-voting preferred stock. As a result of the reorganization, Messrs. Quinlan and Wells became the owners of all of the outstanding voting common stock of PCA and the Company's property management subsidiary became a wholly-owned subsidiary of PCA.

         In July 1995, Janet K. Wells purchased 20,000 shares of common stock of the Company for $30 per share in exchange for promissory notes with an aggregate principal amount of $600,000, secured by mortgages on certain appraised real estate. The appraisal was performed by the Real Estate Appraisal Group, an unaffiliated licensed real estate appraisal firm, and the value of the stock was negotiated by the parties with approval by the Company's Board of Directors.

         From time to time the Company has made working capital loans to related entities, and these entities have entered into transactions in the ordinary course of business with the Company pursuant to which the Company accrues net payables to these entities. At January 31, 1998, 1997, and 1996, the Company's accounts receivable from these related entities, net of accounts payable to these entities, were $934,000, $571,000, and $793,000, respectively, due from RIMCO Financial Corp., a company owned by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers, $1.27 million, $1.67 million, and $1.68 million, respectively, due from Property Corporation of America, the common stock of which is owned by Patrick D. Quinlan and Lee P. Wells. At January 31, 1998, $1,100,000 was due from DRI. In addition, there is $3,170,000 due from investor pass-through pools sponsored by MCA Mortgage or MCA and limited partnerships sponsored by other affiliates of the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of April 1, 1998, regarding each person known by the Company to own more than five (5%) percent of the issued and outstanding shares of Common Stock of the Company, each current director, each of the Named Executive Officers and all directors and executive officers of the Company as a group. Unless otherwise noted, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares. Unless otherwise noted, the address for each person is 23999 Northwestern Hwy., Southfield, Michigan 48075.

                                                                        AMOUNT AND
                                                                        NATURE OF               PERCENT
                                                                        BENEFICIAL                OF
              NAME AND ADDRESS                                          OWNERSHIP               CLASS (1)
              ----------------                                        -------------             ---------
              Patrick D. Quinlan (2)............................          112,135                18.02%
              James B. Quinlan (3)..............................           55,734                 8.95%
                     17150 Kercheval Ave.
                     Grosse Pointe, Michigan  48230
              C. Thompson Wells, Jr. (4)........................           89,553                14.38%
              Lee P. Wells (2)..................................           48,372                 7.77%
              NML, Inc. (2).....................................           33,700                 5.41%
              David C. Wells....................................           27,722                 4.45%
              Keith D. Pietila..................................           28,167                 4.53%
              Thomas P. Cronin (5)..............................           14,865                 2.39%
              D. Michael Jehle (5)..............................           25,000                 4.02%
              Janet K. Wells (4)................................           86,200                13.85%
                     3 Sycamore
                     Grosse Pointe, Michigan 48230
              Alexander J. Ajemian (5)..........................           11,613                 1.87%
              All executive officers and directors as a
                 group (8 persons) (2)(4)(5)....................          419,119                67.34%

(1) As of April 1, 1998, there were 622,413 shares of Common Stock of the Company outstanding. This number includes 78,101 shares of Common Stock which are subject to forfeiture.
(2) Patrick D. Quinlan owns 50% of NML, Inc. and Lee P. Wells owns 50% of NML, Inc.
(3) These 55,734 shares are held by Standard Home Mortgage, Inc., a corporation wholly owned by James B. Quinlan.
(4) Janet K. Wells holds 86,200 shares in a revocable trust and has voting and investment power with respect to these shares. Ms. Wells is the wife of C. Thompson Wells, Jr., who disclaims beneficial ownership of these shares.
(5) Includes the following shares that were issued pursuant to compensation arrangements and are subject to forfeiture: Mr. Cronin - 1,110 shares; Mr. Jehle - 8,000 shares; Mr. Ajemian - 2,222 shares; and all executive officers and directors as a group - 11,332 shares.

                      DESCRIPTION OF SERIES 1997 DEBENTURES

         General. In this Offering the Company is offering for sale up to $10,000,000 aggregate principal amount of 11% Subordinated Debentures Series 1997, Due June 1, 2003 (the "Series 1997 Debentures"). The Series 1997 Debentures are unsecured obligations of the Company and are to be issued under an Indenture (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, including the definitions of certain terms in the Indenture. Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by those references. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. In the discussion that follows, and unless otherwise noted, the references to the Company are to MCA Financial only and do not include any of its subsidiaries.

         Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1997 Debentures, to participate in any distribution of assets of the Company's subsidiaries upon a liquidation or reorganization of any subsidiary will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries. In the event a receiver or trustee is appointed for one or more of the Company's subsidiaries or in the event of their insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or any other marshaling of assets and liabilities of these entities, the Company will not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of that subsidiary until all claims of all other present and future creditors of that subsidiary have been fully satisfied.

         The Indenture provides that the Company may issue additional debt during or after the offering of the Series 1997 Debentures and such debt may be either superior to, on a par with, or subordinated to the Series 1997 Debentures.

         The total amount of Series 1997 Debentures that may be issued under the Indenture and sold by the Company is limited to $10,000,000. Interest on the Series 1997 Debentures will accrue from the Date of Issue and will be payable on March 1, June 1, September 1 and December 1 of each year at the rate of 11% per annum. Interest will be payable to the person in whose name the Series 1997 Debentures are registered at the close of business on the first day of the proceeding calendar month in which falls an Interest Payment Date. The Series 1997 Debentures will mature on June 1, 2003, unless redeemed earlier at the option of the Company or at the request of a Holder or a Holder's authorized representative upon the death of a Holder as set forth below. See "- Optional Redemption" and "- Holders' Right of Redemption."

         All interest payments to be made to registered holders of Series 1997 Debentures shall be paid directly by the Company to the Trustee, and the Trustee shall mail these interest payments on the Interest Payment Date to the Holders that are listed in the Debenture Register. Principal of the Series 1997 Debentures will be payable at maturity or upon redemption prior to maturity by the Trustee by check mailed to the person entitled to payment, upon surrender of the Series 1997 Debentures.

         The Company will issue the Series 1997 Debentures only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Holders may transfer or exchange the Series 1997 Debentures by surrendering them for transfer or exchange at the Corporate Trust Department of the Trustee, duly endorsed for transfer. The Series 1997 Debentures will be transferable or exchangeable without service charge, but the Company may require payment to cover taxes or other government charges. The Series 1997 Debentures must be surrendered to the Trustee in order to receive principal payments.

         Optional Redemption. Under the Indenture, the Company may redeem all of the Series 1997 Debentures at any time on or after June 1, 1999, or some of them from time to time on or after June 1, 1999, at the following redemption prices (expressed in percentages of the principal amount to be redeemed), plus accrued interest to the redemption date:

                  Year                                                 Percentage
                  ----                                                 ----------
                  June 1, 1999 through May 31, 2000....................   102.0%
                  June 1, 2000 through May 31, 2001....................   101.0%
                  June 1, 2001 and thereafter..........................   100.0%

         If the Company elects to redeem the Series 1997 Debentures in whole or in part, it shall notify the Trustee of the desired redemption date and the principal amount of Series 1997 Debentures to be redeemed. If less than all of the Series 1997 Debentures are to be redeemed, the Trustee shall select the Series 1997 Debentures to be redeemed either pro-rata or by lot, as the Trustee in its sole discretion shall choose. Series 1997 Debentures shall be redeemed only in denominations of $1,000 or integral multiples thereof.

         At least 30 days but not more than 60 days prior to a redemption date the Company shall mail, or shall cause the Trustee to mail, a notice of redemption by first-class mail to each Holder of Series 1997 Debentures to be redeemed. The notice shall identify the Series 1997 Debentures to be redeemed and shall state (1) the redemption date and redemption price, (2) the name and address of the Paying Agent, (3) in the event that a Debenture is to be redeemed in part only, the portion of the principal amount thereof to be redeemed, and that on and after the redemption date, upon surrender of the Series 1997 Debenture a new Series 1997 Debenture, equal in principal amount to the unredeemed portion thereof, will be issued, (4) that Series 1997 Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price and (5) that interest on the Series 1997 Debentures to be redeemed ceases to accrue on and after the redemption date.

         Holders' Right of Redemption. The Indenture provides that on each March 1, commencing with March 1, 1999, upon request by a Holder or on behalf of a deceased Holder, the Company will redeem such Holder's Series 1997 Debentures, but only up to $25,000 principal amount per Holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all Holders, without any premium, provided that (a) the Series 1997 Debentures have been registered in the name of the Holder or the deceased Holder for a period of at least six months prior to the date of such request for redemption, (b) the Trustee has been notified in writing of a request for redemption within one year after a deceased Holder's death, and (c) the Company is not, or, after giving effect to such redemption would not be, in default under any Senior Indebtedness. Series 1997 Debentures for which such redemption is requested on behalf of a deceased Holder will be repaid at 100% of the principal amount thereof, whereas Series 1997 Debentures for which redemption is requested by any other Holder will be repaid at 95% of the principal amount thereof; in either case, interest accrued to the Redemption Date will also be paid. Redemption will be made on the March 1 next following a duly made redemption request. Redemption requests shall be made to the Trustee and contain the following: (i) a written request for redemption signed by a Holder or the duly authorized representative of a deceased Holder, which (in the case of a deceased Holder) shall indicate the name of the deceased Holder and the date of his death and shall indicate the principal amount of Series 1997 Debentures to be redeemed, up to $25,000, (ii) the Series 1997 Debentures to be redeemed, and (iii) evidence of the death of a deceased Holder and of the authority of his representative. After receiving an initial redemption payment, a Holder or the authorized representative of a deceased Holder may annually request that the Company redeem additional Series 1997 Debentures in the principal amount of up to $25,000 each year, which the Company will honor on March 1 of the succeeding year, subject to the further limitation that Holders other than those representing a deceased Holder may not have more than $50,000 principal amount of Series 1997 Debentures redeemed in the aggregate. Authorized representatives of a deceased Holder include executors, administrators or other legal representatives of an estate, trustees of a trust, joint owners of Series 1997 Debentures owned in joint tenancy or tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact, and other persons generally recognized as having legal authority to act on behalf of another.

         In applying the annual aggregate redemption limit of $100,000, the Trustee shall give priority in the redemption of Series 1997 Debentures as follows: first, to requests for redemption received prior to December 1 of each year made on behalf of deceased Holders on a pro rata basis, and second, to all other Holders of Series 1997 Debentures, on a pro rata basis.

         The death of a Person owning a Series 1997 Debenture in joint tenancy or tenancy by the entirety with another or others shall be deemed the death of the Holder of the Series 1997 Debenture, and the entire principal amount of the Series 1997 Debenture so held shall be subject to redemption, together with interest accrued thereon to the Redemption Date. The death of a Person owning a Series 1997 Debenture by tenancy in common shall be deemed the death of a Holder of a Series 1997 Debenture only with respect to the deceased Holder's interest in the Series 1997 Debenture so held by tenancy in common; except that in the event a Series 1997 Debenture is held by husband and wife as tenants in common, the death of either shall be deemed the death of the Holder of the Series 1997 Debenture and the entire principal amount of the Series 1997 Debenture so held shall be subject to redemption. The death of a Person who, during his lifetime, was entitled to substantially all of the beneficial interests of ownership of a Series 1997 Debenture, will be deemed the death of the Holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Company. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife, and trust arrangements where one Person has substantially all of the beneficial ownership interests in the Series 1997 Debenture during his lifetime.

         Subordination. Any payment on the Series 1997 Debentures is subordinated at all times, including upon liquidation of the Company, to the prior payment of all "Senior Indebtedness" of the Company due and owing. Senior Indebtedness is defined in the Indenture to mean all Indebtedness of the Company for money borrowed from others, whether outstanding on the date of the Indenture or thereafter created or incurred, which is not by its terms either expressly subordinate and junior to, or on a parity with, the Series 1997 Debentures. At January 31, 1998, MCA Financial had $41.9 million of Senior Indebtedness outstanding. In addition, at January 31, 1998, MCA Mortgage and MCA, the Company's principal subsidiaries, had $239.2 million aggregate indebtedness outstanding, including amounts owing under all of their mortgage warehousing credit facilities, which the Company has guaranteed. Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1997 Debentures, to participate in any distribution of assets of such subsidiaries upon a liquidation or reorganization of either of them will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries.

         No payment of the principal of, or interest on, the Series 1997 Debentures may be made if the Company is at the time in default with respect to any Senior Indebtedness, or if such payment would cause the Company to be in default with respect to any Senior Indebtedness, subject to exceptions for the cure or waiver of any such default. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, as discussed below, all Senior Indebtedness would be required to be paid in full before any payment of principal or interest on the Series 1997 Debentures may be made. Such subordination will not prevent the occurrence of any Event of Default (as defined below) under the Indenture. BY REASON OF THE SUBORDINATION OF THE SERIES 1997 DEBENTURES, IN THE EVENT OF LIQUIDATION OF THE COMPANY, THE RECOVERY, IF ANY, TO THE HOLDERS OF SERIES 1997 DEBENTURES MAY BE LESS, PROPORTIONATELY, THAN TO HOLDERS OF SENIOR INDEBTEDNESS. THERE ARE NO LIMITATIONS ON THE AMOUNT OF SENIOR INDEBTEDNESS THAT MAY BE ISSUED OR INCURRED IN THE FUTURE.

         Restrictions on Dividends. So long as the year-end Common Equity (the aggregate amount of the Common Stock, Additional Paid-in Capital and Retained Earnings accounts) of the Company is less than $2,000,000, as reflected on the Company's annual consolidated balance sheet, or if an Event of Default has occurred and is continuing, the Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its Equity Securities (other than dividends or distributions payable in shares of Equity Securities of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company; or (iii) permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company. Otherwise, the Company may declare and pay dividends on, make distributions on, and purchase, redeem or otherwise acquire or retire for value shares of its Equity Securities.

         Consolidation, Merger or Transfer. The Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture and unless, after giving effect thereto, no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing. Any consolidation, merger or acquisition of assets of the Company is further conditioned on the surviving corporation having a Consolidated Net Worth equal to or greater than that of the Company and the satisfaction of certain other requirements. While the concept of "substantially all" of the assets of a company has not been defined under Michigan law or by any Michigan judicial decision, counsel has advised the Company that the potential sale of assets having an aggregate book value of more than 50% of the total book value of all assets, or the potential sale of assets from which more than 50% of the Company's gross revenues were derived during the most recent fiscal year, would be subject to this restriction.

         Event of Default. An Event of Default, as defined in the Indenture, includes: (a) default in the payment of the principal on any Series 1997 Debenture at its Maturity or upon redemption; (b) default in the payment of interest on any Series 1997 Debenture when it becomes due and payable, and continuance of such default for a period of ten (10) days after notice of such default to the Company by the Trustee; (c) a default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture for a period of 30 days after receipt of written notice specifying the default and requiring the Company to remedy such default; (d) default in the payment at stated maturity of certain indebtedness for money borrowed of the Company or any of its Subsidiaries; (e) appointment of a receiver or conservator of the Company or any of its Subsidiaries in certain circumstances; and (f) certain events of insolvency, receivership, conservatorship or reorganization.

         Within 90 days after the occurrence of any default, as defined in the Indenture, the Trustee shall give the Series 1997 Debenture holders notice of all uncured defaults known to it; provided that, except in the case of a default in the payment of the principal of or interest on any Series 1997 Debentures, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Series 1997 Debenture holders.

         If an Event of Default occurs and is continuing, the Trustee, in its discretion may, and, at the written request of holders of a majority in aggregate principal amount of the Series 1997 Debentures Outstanding and upon being indemnified to its satisfaction shall, proceed to protect and enforce its rights and the rights of the Series 1997 Debenture holders. If an Event of Default occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Series 1997 Debentures Outstanding may declare the principal of all the Series 1997 Debentures to be due and payable immediately, by a notice in writing to the Company, and to the Trustee if given by Series 1997 Debenture holders, and upon any such declaration such principal will become immediately due and payable, subject to the limitation on accelerations described below. Prior to acceleration of maturity of such Series 1997 Debentures, the Holders of a majority in principal amount of the Series 1997 Debentures Outstanding may waive an Event of Default resulting in acceleration of such Series 1997 Debentures but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

         The Company must furnish annually to the Trustee an Officers' Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the Indenture, and specifying all such defaults and the nature thereof of which they have knowledge.

         A Holder of any Series 1997 Debenture will not have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Series 1997 Debentures have made a written request, and offered reasonable indemnity, to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and (iii) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Series 1997 Debentures a direction inconsistent with such written request and shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity. However, the Holder of any Series 1997 Debenture will have an absolute right to receive payment of and the principal of and interest on such Series 1997 Debenture on or after the respective due dates and to institute suit for the enforcement of any such payment.

         Modification and Waiver. With certain limited exceptions which permit modification of the Indenture by the Company and Trustee only, the Indenture may be modified by the Company with the consent of Holders of not less than 50% in principal amount of Outstanding Series 1997 Debentures; provided, however, that no such changes shall, without the consent of the holder of each Outstanding Series

1997 Debenture affected thereby (i) change the Stated Maturity of the principal of, or any installment of interest on any Series 1997 Debenture, (ii) reduce the principal of, or the rate of interest on, any Series 1997 Debenture (iii) change the coin or currency in which any Series 1997 Debenture or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any such payment, (v) reduce the percentage in principal amount of the Outstanding Series 1997 Debentures, the consent of whose Holders is required to modify the Indenture, (vi) reduce the percentage in principal amount of the Outstanding Series 1997 Debentures, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder, (vii) subordinate the Indebtedness evidenced by the Series 1997 Debentures to any Indebtedness of the Company other than Senior Indebtedness, or
(viii) impair or restrict the rights of the Holders of the Series 1997 Debentures to redemption of the Series 1997 Debentures prior to the Stated Maturity thereof as provided in the Indenture. No supplemental indenture shall adversely affect the rights of any holders of Senior Indebtedness without the consent of such holder.

         The Holders of at least 50% in principal amount of the Series 1997 Debentures at the time the Series 1997 Debentures are Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture.

                           DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 1,100,000 shares of Preferred Stock and 3,750,000 shares of Common Stock. As of April 1, 1998, there were 622,413 shares of Common Stock outstanding, including shares subject to forfeiture. Owners of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights and therefore holders of more than fifty (50%) percent of the shares voting for the election of directors can elect all of the directors and the remaining holders will not be able to elect any directors. The holders of shares of Common Stock have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights or sinking fund provisions with respect to shares of Common Stock. All shares of Common Stock now outstanding are validly issued, fully paid and nonassessable. On liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive, pro rata, the net assets of the Company remaining after the payment of all creditors and the payment of all accrued and unpaid dividends and the liquidation value with respect to outstanding shares of Series A and Series B Preferred Stock.

         There is no established public trading market for the Company's Common Stock. At April 1, 1998, there were 117 stockholders of record of the Company's Common Stock. The Company has never paid a dividend on its Common Stock and has no present plans to pay dividends in the future. The Company is restricted in its ability to pay dividends under the terms of certain of its loan agreements, as well as under the Indentures with respect to the Prior Indentures and it is restricted under the Indenture with respect to the Series 1997 Debentures.

                              PLAN OF DISTRIBUTION

         The Series 1997 Debentures being offered hereby are being offered by the Company through certain officers, none of whom will be compensated, directly or indirectly, in connection with his participation in the Offering. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of Series 1997 Debentures will be conducted within the requirements of Rule 3a4-1 by the Company's officers. In addition, the Company has appointed Apex Capital, L.L.C., to act as the Selling Group Manager. The selling group will consist of Sigma Financial Corporation, Chapel Hill Securities, Inc., Martha R. Seger & Associates, Inc., Delta Equity Services Corporation, Pro Equities, Inc., Magellan Securities, Inc., Centennial Capital Management, Inc., and Capital Strategies, Ltd., each a member of the National Association of Securities Dealers, Inc. ("NASD"), to act as selling agents in the Offering on a "best efforts" basis. These participating NASD members will not have any firm commitment for the purchase of Series 1997 Debentures. As compensation for their services in connection with this Offering, participating broker-dealers will be paid a selling commission by the Company of 6.5% of the purchase price of all Series 1997 Debentures sold by them, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1997 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1997 Debentures it will be paid a commission of 8.0% on all sales. The Company has agreed to indemnify participating broker-dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the broker-dealers may be required to make in respect thereof.

         For the duration of the Offering, the Company and any participating broker-dealer will instruct investors to make their investment checks payable to the Company and will forward all subscription monies promptly to the Company.

                                  LEGAL MATTERS

         The validity of the Series 1997 Debentures offered hereby will be passed on for the Company by Dykema Gossett PLLC, Detroit, Michigan.


                                     EXPERTS

         The Company's consolidated balance sheets as of January 31, 1998 and 1997, consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1998, included in this Prospectus have been audited by Doeren Mayhew and Grant Thornton LLP acting in a joint capacity, independent certified public accountants, to the extent and for the periods indicated in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       Page
                                                                                       ----
              Report of Independent Certified Public Accountants....................... F-2
              Consolidated Balance Sheets as of January 31, 1998 and 1997.............. F-3
              Consolidated Statements of Income for the years ended
                     January 31, 1998, 1997 and 1996................................... F-4
              Consolidated Statements of Stockholders' Equity for the years ended January 31, 1998, 1997 and 1996............................. F-5
              Consolidated Statements of Cash Flows for the years ended
                     January 31, 1998, 1997 and 1996................................... F-6
              Notes to Consolidated Financial Statements............................... F-9

               Report of Independent Certified Public Accountants


To the Board of Directors of
      MCA FINANCIAL CORP.


We have audited the accompanying consolidated balance sheets of MCA Financial Corp. and Subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCA Financial Corp. and its Subsidiaries as of January 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

As described in note 1, in February 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Certain Mortgage Servicing Rights".



/s/ Doeren Mayhew                               /s/ Grant Thornton LLP
Doeren Mayhew                                   Grant Thornton LLP
Troy, Michigan                                  Detroit, Michigan
April 28, 1998

                               MCA FINANCIAL CORP.



                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     JANUARY 31,
                                                                                 1998            1997
                                                                             ------------   ------------
    Cash                                                                     $  1,533,143   $  3,096,993
    Land contracts held-for-resale                                             20,741,228     10,351,425
    Mortgages held-for-resale                                                 102,190,985     54,430,155
    Accounts receivable - mortgages sold                                       69,994,544     15,489,908
    Accounts receivable                                                        10,878,886     16,997,311
    Accounts receivable - related parties                                       7,480,642      6,827,285
    Mortgage servicing rights - net                                             3,270,904     16,324,263
    Residual interests in securitizations-net                                  27,036,087      7,987,053
    Investments                                                                 2,907,235      2,571,750
    Property and office equipment                                               5,940,988      5,582,612
    Deferred charges and other assets                                           7,038,120      5,333,058
                                                                             ------------   ------------

              Total assets                                                   $259,012,762   $144,991,813
                                                                             ============   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Notes payable                                                            $178,438,476   $ 83,975,834
    Subordinated debentures                                                    16,054,000     15,542,000
    Subordinated notes payable                                                 15,000,000     15,000,000
    Accounts payable                                                           29,064,099     15,705,913
    Accounts payable - related parties                                            921,913      1,043,842
    Accrued interest and other expenses                                         4,440,564      2,419,048
    Deferred federal income tax                                                 1,479,000        400,000
                                                                             ------------   ------------

              Total liabilities                                               245,398,052    134,086,637
                                                                             ------------   ------------

COMMITMENTS AND CONTINGENCIES                                                        --             --

REDEEMABLE COMMON STOCK                                                           278,261        256,373

STOCKHOLDERS' EQUITY
    Common stock
       Authorized 3,750,000 shares at January 31, 1998 and 1997.  No par, stated value $.01 each.  Issued and outstanding, 544,312 shares at
       January 31, 1998 and 503,281 shares at January 31, 1997                      5,443          5,033
    Preferred stock (Series A)
       Authorized 350,000 shares, $10 stated value, issued and outstanding
       203,022 shares at January 31, 1998 and 1997                              2,030,220      2,030,220
    Preferred stock (Series B)
       Authorized 750,000 shares, $10 stated value, issued and outstanding
       336,619 shares at January 31, 1998 and 1997                              3,366,190      3,366,190
    Additional paid-in capital                                                  4,007,854      3,664,976
    Retained earnings                                                           3,926,742      1,582,384
                                                                             ------------   ------------

              Total stockholders' equity                                       13,336,449     10,648,803
                                                                             ------------   ------------

              Total liabilities and stockholders' equity                     $259,012,762   $144,991,813
                                                                             ============   ============


           See accompanying notes to consolidated financial statements

                               MCA FINANCIAL CORP.


                        CONSOLIDATED STATEMENTS OF INCOME


                                                              YEAR ENDED JANUARY 31,
                                                        1998         1997           1996
                                                    -----------   -----------   -----------
REVENUES

    Gain on sale of land contracts                  $ 4,049,226   $ 3,437,662   $ 2,981,138
    Gain on sale of real estate                              --            --       750,800
    Gain on sale of real estate - related parties     4,249,557     8,247,201     6,529,708
    Gain on bulk sales of servicing rights            4,468,409     5,231,163     4,725,872
    Mortgage origination fees and gain on sale
       of mortgages                                  51,240,299    24,861,881    14,339,220
    Servicing fees                                    4,559,228     8,499,396     6,243,748
    Interest income                                   9,336,023     8,167,899     5,902,714
    Other income                                      1,947,167       481,138       477,810
                                                    -----------   -----------   -----------

          Total revenues                             79,849,909    58,926,340    41,951,010
                                                    -----------   -----------   -----------

EXPENSES

    Payroll                                          19,880,264    15,775,097    11,955,536
    Interest                                         16,941,032    11,426,082     7,565,044
    Commissions                                      12,810,421     8,257,703     5,929,844
    Professional services                             2,030,366     1,879,525     1,447,810
    Depreciation                                        727,833       687,333       554,904
    Amortization                                      3,714,979     4,869,475     3,259,131
    General and administrative                       19,224,979    14,626,787    10,111,211
                                                    -----------   -----------   -----------

          Total expenses                             75,329,874    57,522,002    40,823,480
                                                    -----------   -----------   -----------

INCOME BEFORE FEDERAL INCOME TAXES                    4,520,035     1,404,338     1,127,530

PROVISION FOR FEDERAL INCOME TAXES                    1,690,000       639,000       512,000
                                                    -----------   -----------   -----------

NET INCOME                                          $ 2,830,035   $   765,338   $   615,530
                                                    ===========   ===========   ===========

BASIC EARNINGS PER SHARE                            $      4.48   $       .59   $       .30
                                                    ===========   ===========   ===========

DILUTED EARNINGS PER SHARE                          $      4.02   $       .56   $       .28
                                                    ===========   ===========   ===========

           See accompanying notes to consolidated financial statements

                               MCA FINANCIAL CORP.


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEAR ENDED JANUARY 31, 1998, 1997 AND 1996


                                                                  ADDITIONAL
                                   COMMON          PREFERRED       PAID-IN        RETAINED
                                    STOCK            STOCK         CAPITAL        EARNINGS          TOTAL
                                    -----            -----         -------        --------          -----
Balance - February 1, 1995       $      4,049    $  5,396,410   $  2,717,030    $  1,172,823    $  9,290,312

    Net income                           --              --             --           615,530         615,530
    Issuance of common stock              444            --          764,300            --           764,744
    Repurchase of common stock             (7)           --          (24,079)           --           (24,086)
    Preferred stock dividends            --              --             --          (485,640)       (485,640)
                                 ------------    ------------   ------------    ------------    ------------

Balance - January 31, 1996              4,486       5,396,410      3,457,251       1,302,713      10,160,860

    Net income                           --              --             --           765,338         765,338
    Issuance of common stock              547            --          207,725            --           208,272
    Preferred stock dividends            --              --             --          (485,667)       (485,667)
                                 ------------    ------------   ------------    ------------    ------------

Balance - January 31, 1997              5,033       5,396,410      3,664,976       1,582,384      10,648,803

    Net income                           --              --             --         2,830,035       2,830,035
    Issuance of common stock              410            --          342,878            --           343,288
    Preferred stock dividends            --              --             --          (485,677)       (485,677)
                                 ------------    ------------   ------------    ------------    ------------

Balance - January 31, 1998       $      5,443    $  5,396,410   $  4,007,854    $  3,926,742    $ 13,336,449
                                 ============    ============   ============    ============    ============



          See accompanying notes to consolidated financial statements

                               MCA FINANCIAL CORP.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     YEAR ENDED JANUARY 31,
                                                                            1998            1997              1996
                                                                       -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                             $   2,830,035    $     765,338    $     615,530

   Adjustments to reconcile net income to net cash used in operating activities:
      Depreciation and amortization                                        4,442,812        5,556,808        3,814,035
      Issuance of common stock                                               365,176          207,970          165,744
      Decrease (increase) in land contracts
          held-for-resale                                                (10,389,803)       1,133,452       (2,175,379)
      Origination and purchase of mortgages
          held-for-resale                                               (948,005,000)    (794,266,291)    (632,281,000)
      Sale of mortgages held-for-resale                                  900,244,170      803,142,508      585,277,031
      Increase in accounts receivable -
          mortgages sold                                                 (54,504,636)     (15,489,908)            --
      Decrease (increase) in accounts receivable                           6,118,425       (7,274,784)       4,432,277
      Decrease (increase) in accounts receivable -
          related parties                                                   (653,357)        1,428,805         (986,951)
      Increase in residual interests in securitizations                  (19,049,034)      (7,987,053)            --
      Increase in deferred charges and other assets                       (2,981,558)      (1,104,199)      (2,123,743)
      Increase (decrease) in accounts payable                             13,358,186       (9,500,774)       9,852,602
      Increase (decrease) in accounts payable -
          related parties                                                   (121,929)        (649,469)         193,729
      Increase in accrued interest and other expenses                      2,021,516          360,968        1,071,831
      Increase in deferred Federal income taxes                            1,079,000          100,000          100,000
                                                                       -------------    -------------    -------------

                Net cash used in operating activities                   (105,245,997)     (23,576,629)     (32,044,294)



         See accompanying notes to consolidated financial statements

                               MCA FINANCIAL CORP.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEAR ENDED JANUARY 31,
                                                               1998            1997              1996
                                                           -------------    -------------    -------------
       Net cash used in operating activities -
          total from previous page                         $(105,245,997)   $ (23,576,629)   $ (32,044,294)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Sales (purchases) of mortgage servicing rights - net      10,614,876        7,175,299      (12,125,632)
    Decrease (increase) in investments                          (335,485)         (78,934)          36,912
    Capital expenditures                                      (1,086,209)      (1,207,774)      (1,073,420)
                                                           -------------    -------------    -------------

              Net cash provided by (used in)
                 investing activities                          9,193,182        5,888,591      (13,162,140)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes payable                              974,220,438      814,899,838      548,960,490
    Payments on notes payable                               (879,757,796)    (817,727,548)    (507,680,156)
    Net proceeds from subordinated debentures                    512,000        6,368,000        4,236,000
    Proceeds from subordinated notes payable                        --         15,000,000             --
    Repurchase of common stock                                      --               --            (25,086)
    Dividends on preferred stock                                (485,677)        (485,667)        (485,640)
                                                           -------------    -------------    -------------

              Net cash provided by financing activities       94,488,965       18,054,623       45,005,608
                                                           -------------    -------------    -------------

NET INCREASE (DECREASE) IN CASH                               (1,563,850)         366,585         (200,826)

CASH - BEGINNING                                               3,096,993        2,730,408        2,931,234
                                                           -------------    -------------    -------------

CASH - ENDING                                              $   1,533,143    $   3,096,993    $   2,730,408
                                                           =============    =============    =============



         See accompanying notes to consolidated financial statements

                              MCA FINANCIAL CORP.

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
                ------------------------------------------------


                                            YEAR ENDED JANUARY 31,
                                      1998           1997        1996
                                   -----------   -----------  ------------
Cash paid during the period for:

Interest                           $16,267,847   $10,950,833   $ 7,435,339
                                   ===========   ===========   ===========

Income taxes                       $   250,000   $   412,000   $    66,506
                                   ===========   ===========   ===========

During the year ended January 31, 1998, the Company issued 38,569 shares of common stock to employees and recognized $343,264 in compensation expense. The Company also issued 2,462 shares of redeemable common stock as part of a loan agreement with the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit and recorded $21,912 of expense.

During the year ended January 31, 1997, the Company issued 24,467 shares of common stock to employees and recognized $207,970 in compensation expense. The Company also issued 30,197 shares of redeemable common stock as part of a loan agreement with The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit and recorded $256,675 in deferred charges. Capital leases totaling $205,841 were entered into for the purchase of various property and equipment during the year ended January 31, 1997.

During the year ended January 31, 1996, the Company issued 24,410 shares of common stock to employees and recognized $164,744 in compensation expense. The Company also issued 20,000 shares of common stock to a shareholder/director of the Company in exchange for $600,000 in notes receivable. Prior to January 31, 1996, the notes receivable were assigned to Investor Pass-Through Trusts in satisfaction of amounts due the Trust by MCAFC. In December of 1995, the Company exchanged a $1,000,000 investment in a real estate partnership acquired from a related party in exchange for a reduction in amounts due the Company for an interest in a limited liability company whose primary activity involves providing financing for automobile dealerships. During the year ended January 31, 1996, capital leases totaling $474,077 were entered into for the purchase of various property and equipment.



         See accompanying notes to consolidated financial statements

                               MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JANUARY 31, 1998, 1997 AND 1996




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements at January 31, 1998, 1997 and 1996 include the accounts of MCA Financial Corp. (MCAFC) and its wholly owned subsidiaries MCA Mortgage Corp. (MCAMC), Mortgage Corporation of America (MCA), MCA Realty Corporation (MRC) and Complete Financial Corp. (CFC). Mortgage Corporation of America - Ohio (MCA-Ohio) is a wholly owned subsidiary of MCA.

         Intercompany accounts and transactions are eliminated in consolidation.

         NATURE OF OPERATIONS

         MCAFC and its subsidiaries (the Company) is a diversified mortgage banking and real estate services enterprise. The Company generates revenue from four primary sources including mortgage banking, land contract syndication, loan servicing and real estate sales.

         The Company originates first mortgage loans on residential properties. Loans are delivered, primarily on a pre-sold basis, to various institutional investors throughout the United States. These mortgage loans are typically sold on a non-recourse basis. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met. These transactions are accounted for as sales of loans since the Company is able to estimate its obligation under the recourse provisions, which historically have been immaterial. Gains and losses from loan sale transactions are recognized when the mortgage loans are sold and amount to approximately $42,801,000, $12,513,000 and $6,068,000 for the years ending January 31, 1998, 1997 and 1996, respectively.

         MCA purchases land contracts and mortgage notes at a discount from face value and packages (securitizes) these real estate investments into Investor Pass-through Trusts. MCA is the sponsor of the Trusts, which are sold as securities to investors by independent security broker-dealers. The Trusts hold the entire interest, including any residual, in the transferred loans. Gain on sale is recognized when the Trusts have broken escrow (investor funds have been received).

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         NATURE OF OPERATIONS - CONTINUED

         MCAMC and MCA service the land contracts and mortgages for various investors. Servicing revenues are recognized monthly according to the servicing contracts related to the various portfolio interests.

         MCAFC, MCA and MRC purchase residential and commercial income properties which are sold to limited partnerships. Revenues related to limited partnership sales are recognized when the sales are closed.

         Substantially all of the real estate and land contracts held by the limited partnerships and Investor Pass-through Trusts are located in, or relate to, properties located in the greater Detroit, Michigan metropolitan area.

         LAND CONTRACTS HELD-FOR-RESALE

         Land contracts held-for-resale are recorded at the lower of cost or market.

         MORTGAGES HELD-FOR-RESALE

         Mortgages held-for-resale are recorded at the lower of cost or market which is determined by the aggregate method (unrealized losses are offset by unrealized gains). Cost approximated market value, therefore, no valuation allowance was necessary at January 31, 1998 and 1997.

         ACCOUNTS RECEIVABLE - MORTGAGES SOLD

         Accounts receivable - mortgages sold represents amounts due from the purchaser on sales of non-conforming mortgages. Management believes the outstanding balance is fully collectible at January 31, 1998, and accordingly no allowance for doubtful accounts has been provided.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         ACCOUNTS RECEIVABLE

         Accounts receivable consisted of the following at:

                                                                        JANUARY 31,
                                                                   1998          1997
                                                               -----------   -----------
    Accounts receivable - sales of mortgage servicing rights   $ 5,946,287   $14,136,266
    Accrued fees and commissions                                 2,082,047       919,155
    Accounts receivable - syndication sales                        168,000       154,352
    Accounts receivable - escrows on closed loans                1,032,893       983,971
    Accounts receivable - shareholders                             325,742       233,342
    Accrued interest                                               675,656       181,420
    Employee commission draws                                      132,816       128,178
    Other                                                          515,445       260,627
                                                               -----------   -----------
                                                               $10,878,886   $16,997,311
                                                               ===========   ===========

         Accounts receivable - related parties consist mainly of non-interest bearing advances and other administrative charges to Investor Pass-through Trusts and limited partnerships sponsored by the Company, and other related entities.

         Included in accounts receivable - related parties at January 31, 1998 and 1997, respectively, are approximately $934,000 and $571,000 due from an entity owned by certain directors and shareholders of the Company; $1,265,000 and $1,674,000 due from Property Corporation of America (PCA), an entity owned by certain directors and shareholders of the Company, and $3,170,000 and $3,384,000 due from investor pass-through trusts and limited partnerships is substantially dependent upon successful syndication of partnership interests and operating cash flows generated by rental operations. Also included in accounts receivable related parties at January 31, 1998 is approximately $1,100,000 attributable to real estate transactions entered into with Detroit Revitalization, Inc.

         The Company uses the allowance method to account for possible losses of accounts receivable, and no allowance was deemed necessary at January 31, 1998 and 1997.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         MORTGAGE SERVICING RIGHTS

         In February 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights". This requires the capitalization of a mortgage servicing asset for every origination whether it be originated or purchased. SFAS No. 122 also dictates prescribed rules for the amortization, periodic valuation, and the required valuation adjustment. The effect of the adoption was to increase earnings by approximately $.73 million for fiscal 1996 or $1.53 per share - basic. Prior to adoption, a value was capitalized for purchased mortgage servicing rights. This capitalization was in accordance with SFAS Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Practices".

         The following is an analysis of the changes in mortgage servicing rights:

         Balance - January 31, 1995                         $17,567,698

            Additions                                        25,711,919
            Scheduled amortization                           (1,991,974)
            Amortization due to changes in prepayment and
               other assumptions                               (468,007)
            Sales                                           (13,526,278)
                                                           ------------
         Balance - January 31, 1996                          27,293,358

            Additions                                        10,780,600
            Scheduled amortization                           (3,699,194)
            Sales                                           (18,050,501)
                                                           ------------
         Balance - January 31, 1997                          16,324,263

            Additions                                           967,668
            Scheduled amortization                           (2,387,997)
            Sales                                           (11,633,030)
                                                           ------------
         Balance - January 31, 1998                        $  3,270,904
                                                           ============

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         MORTGAGE SERVICING RIGHTS - CONTINUED

         Amortization of purchased servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the purchased servicing rights on a discounted basis. Projected net servicing income is determined on the basis of the estimated balance of the underlying mortgage loan portfolio, which declines over time from prepayment and scheduled amortization. The Company estimates future prepayment rates based on current interest rate levels and other economic conditions, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. Amortization of mortgage servicing rights was $2,438,483, $3,699,194 and $2,459,981 for the years ended January 31, 1998, 1997 and 1996, respectively. Accumulated amortization of purchased servicing rights was $4,266,924, $5,806,181 and $2,887,705 at January 31, 1998, 1997 and
         1996, respectively.

         Properties securing the mortgage loans in the Company's servicing portfolio are located throughout the United States.

         At January 31, 1998, the net book value of the mortgage servicing rights portfolio approximated fair value.

         RESIDUAL INTERESTS IN SECURITIZATIONS

         Residual interests in securitizations are recorded as a result of the sale of loans through securitization. At the closing of each securitization, the Company removes from its balance sheet the mortgage loans held for sale and adds to its balance sheet (i) the cash received; and (ii) the estimated fair value of the residual interests from the securitization, which consists of (a) an overcollateralization amount (OC) and (b) a net interest receivable (NIR). The excess of the cash received and assets retained by the Company over the carrying value of the loans sold, less transaction costs, equals the gain on sale of loans recorded by the Company.

         The Company allocates its basis in the mortgage loans between the portion of the mortgage loans sold through mortgage-backed securities (the senior and junior certificates) and the portion retained (the residual interests) based on the relative fair values of those portions on the date of sale.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         RESIDUAL INTERESTS IN SECURITIZATION - CONTINUED

         The Company will recognize gains or losses attributable to the change in the fair value of the residual interests, which are recorded at estimated fair value and accounted for as "held-for-trading" securities. The Company is not aware of an active market for the purchase or sale of residual interests; accordingly, the Company estimates the fair value of the residual interests by calculating the present value of the estimated expected future cash flows using a discount rate commensurate with the risks involved.

         NIRs are determined by using the amount of the excess of the weighted-average coupon on the loans sold over the sum of: (1) the pass through rate on the fixed and floating rate senior and junior certificates; (2) a base servicing fee paid to the servicor of the loans; (3) estimated losses to be incurred on the portfolio of loans sold over the estimated lives of the loans; and (4) other expenses and revenues, which include anticipated prepayment penalties. The significant assumptions used by the Company to estimate NIR cash flows are anticipated prepayments and estimated credit losses. The Company estimates prepayments by evaluating historical prepayment performance of comparable loans and the impact of trends in the industry. The Company estimates credit losses using available historical loss data for comparable loans and the specific characteristics of the loans included in the Company's securitizations. At January 31, 1998, the Company had a general loss reserve of $3,966,731 related to the NIR.

         The OC primarily represents the excess interest collected and held by the trust as overcollateralization for the senior and junior certificates sold and, along with a certificate guarantor insurance policy, if any, serves as credit enhancement to the senior and junior certificate holders. The OC is required to be maintained at a specified target level of the principal balance of the certificates, which can be increased significantly in the event delinquencies and/or losses exceed certain specified levels. Cash flows received by the trust in excess of the obligations of the trust are deposited into the overcollateralization account until the target OC is reached. Once the target OC is reached, distributions of excess cash are remitted to the Company.

         INVESTMENTS

         Partnership investments consist of partnership interests in limited partnerships and are accounted for under the equity method. The partnerships invest primarily in residential rental properties. Presented below is summary unaudited financial information for the above limited partnerships as of, and for the year ended:

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         INVESTMENTS - CONTINUED

                               DECEMBER 31,
                            1997          1996
                         ----------    ----------
    Total assets         $8,295,926    $8,586,116
    Total liabilities     3,075,247     2,945,782
    Partnership equity    5,220,679     5,640,334
    Net income              377,837       432,499

         Included in investments at January 31, 1997 is a $1,000,000 membership interest investment in a LLC which was formed in August 1995. This company participates in the used vehicle retail industry through providing floor plan financing and participating in joint venture activities with existing dealers. Subsequent to year end, the Company exchanged its interest in the LLC for a limited partnership interest in a partnership engaged in rental real estate activities. The partnership interest was held by an officer and board member of the Company.

         PROPERTY AND OFFICE EQUIPMENT

         Property and office equipment are recorded at cost. Depreciation is calculated principally using the straight-line method based upon the estimated useful lives of the assets, ranging from seven to ten years. Property and office equipment consisted of the following at:

                                             JANUARY 31,
                                         1998           1997
                                     -----------    -----------
     Property and office equipment   $ 6,814,919    $ 6,100,023
     Building and improvements         1,838,041      1,498,614
                                     -----------    -----------
                                       8,652,960      7,598,637
     Less accumulated depreciation    (2,711,972)    (2,016,025)
                                     -----------    -----------
                                     $ 5,940,988    $ 5,582,612
                                     ===========    ===========

         Depreciation expense for the year ended January 31, 1998, 1997 and 1996 amounted to $727,833, $687,333 and $554,904, respectively.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         REVENUE RECOGNITION

         Gains on the sale of mortgage servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. Mortgage origination fees on loans held-for-sale are recognized as income at the time the loan is sold.

         In June 1996, the FASB issued "SFAS No. 125 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company adopted certain of the provisions of this pronouncement in January, 1997. The effect of this adoption was not significant to net income.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statements of Financial Accounting Standards ("SFAS") No. 107 issued by the Financial Accounting Standards Board ("FASB"), "Disclosures About Fair value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, where it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

             CASH

             For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                 LAND CONTRACTS HELD-FOR-RESALE

                 This portfolio consists of land contracts held-for-resale underlying single family residential properties. These are valued based on the fair value of obligations with similar credit characteristics.

                 MORTGAGES HELD-FOR-RESALE

                 This portfolio consists of single family mortgage loans held-for-sale and is valued using fair values attributable to similar mortgage loans.

                 MORTGAGE SERVICING RIGHTS

                 The fair value of the mortgaged servicing rights is determined using the discounted present value of the net cash flows. Market estimates are used for servicing costs, prepayment speeds and discount rates.

                 RESIDUAL INTERESTS IN SECURITIZATIONS

                 The fair value is determined by using the discounted present value of the net cash flows. Market estimates are used for servicing costs, prepayment speeds and discount rates.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         NOTES PAYABLE, SUBORDINATED DEBENTURES AND SUBORDINATED NOTES PAYABLE

         The carrying amount for these instruments approximates fair value.

         The following table sets forth the fair value of the Company's financial instruments:

                                                                           JANUARY 31,
                                                              1998                           1997
                                                   ---------------------------   ---------------------------
                                                     CARRYING          FAIR         CARRYING         FAIR
                                                       VALUE          VALUE           VALUE         VALUE
                                                   ---------------------------   ---------------------------
                Assets:
                   Cash                            $  1,533,143   $  1,533,143   $  3,096,993   $  3,096,993
                   Land contracts held-
                      for-resale                     20,741,228     20,741,228     10,351,425     10,351,425
                   Mortgages held-for-resale        102,190,985    102,190,985     54,430,155     54,430,155
                   Mortgage servicing rights          3,270,904      3,270,904     16,324,263     16,324,263
                   Residual interests in
                      securitizations                27,036,087     27,036,087      7,987,053      7,987,053

               Liabilities:
                   Notes payable, subordinated
                      debenture and subordinated
                      notes payable                 209,492,476    209,492,476    114,517,834    114,517,834

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         EARNINGS PER SHARE

         The Company computes earnings per share pursuant to SFAS No. 128 "Earnings Per Share," which requires a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the statement of income and requires a reconciliation of the numerator and denominator used in computing basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion 15. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All per share data has been restated to conform to the new pronouncement.

         RECLASSIFICATION

         Certain amounts in the prior year's financial statements have been reclassified to conform to the January 31, 1998 presentation.

         RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the FASB issued SFAS No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have a material effect on the Company.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         RECENTLY ISSUED ACCOUNTING STANDARDS - CONTINUED

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the Company.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996


NOTE 2 - NOTES PAYABLE

                                                                                              JANUARY 31,
                                                                                         1998              1997
                                                                                     ------------      -----------
         Note payable under $185 million mortgage warehouse credit
            facility, subject to renewal on October 31, 1998, interest is computed at LIBOR plus .85% to 2.5% depending on type of loan and payable monthly, principal payable upon sale of
            mortgage collateral (mortgages held-for-resale) to institutional investors
                                                                                     $140,226,333      $48,369,064

         Note payable under $28.5 million revolving credit facility, subject to renewal on October 31, 1998, interest is computed at
            LIBOR plus 1.25% (6.9% at January 31, 1998), collateralized by
            mortgage servicing rights and residual interests in securitizations        22,950,828       28,305,175

         Note payable under $20 million mortgage warehouse facility, subject to renewal on November 1, 1998, interest is computed at
            LIBOR plus 1.5% (7.15% at January 31, 1998), principal payable upon sale of mortgage collateral (mortgages
            held-for-resale) to institutional investors.                               12,964,161        4,426,335

         Other notes payable expiring at various times through 2002                     2,297,154        2,875,260
                                                                                     ------------      -----------

                   Total
                                                                                     $178,438,476      $83,975,834
                                                                                     ============      ===========

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 2 - NOTES PAYABLE - CONTINUED

         In connection with the $28.5 million credit facility, the Company entered into an arrangement with the Policemen and Firemen Retirement System of the City of Detroit (The "Fund") whereby the Fund has agreed to provide payment upon the occurrence of certain events of default by the Company. In consideration for this, the Company pays certain fees to the Fund, and has provided it with an option to purchase up to five percent of the Company's outstanding common stock, at seventy percent of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000.

         The above notes payable place certain financial restrictions on the Company. If for any reason the warehouse credit facilities are terminated, the Company's ability to fund mortgage loans will be adversely impacted. The Company anticipates renewal of all of its existing credit facilities.


NOTE 3 - SUBORDINATED DEBENTURES

         In December 1991, the Company began offering up to $7,500,000 of 11% Asset-Backed Subordinated Debentures due March 15, 1997. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts. These rights must at all times have a formula value, as determined by provisions of the Indenture, of at least 105% of the principal amount of Debentures outstanding. Under certain limited conditions, the Debentures are redeemable commencing June 15, 1993 only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1998 there have been $17,000 in redemptions. The Debentures also place restrictions on dividends and certain equity transactions should the Company's consolidated retained earnings fall below $1,000,000. The Debentures are registered with the Securities and Exchange Commission. These debentures were redeemed in full on March 17, 1997.

         Through January 31, 1998, the Company has incurred approximately $866,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $866,000 and $840,000 at January 31, 1998 and 1997.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 3 - SUBORDINATED DEBENTURES - CONTINUED

         In December 1994, the Company began offering up to $10,000,000 of 11% Asset-Backed Subordinated Debentures due June 30, 2000. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts and specified mortgage notes and land contract vendors' interests relating to one-to-four family residential and commercial real estate. This collateral must at all times have a formula value, as determined by provisions of the Indenture, of at least 105% of the principal amount of Debentures outstanding. Under certain limited conditions, the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1998 there have been $56,000 in redemptions. The Debentures are registered with the Securities and Exchange Commission.

         Through January 31, 1998, the Company has incurred approximately $1,513,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $765,000 and $405,000 at January 31, 1998 and 1997.

         In June 1996, the Company began offering up to $6,000,000 of unsecured 11% subordinated debentures due June 30, 2002. Interest on the Debentures is payable quarterly. The debentures are subordinate in right of payment to all current and future indebtedness of the Company. Under certain limited conditions, the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1998 there have been $7,000 in redemptions. The Debentures are registered with the Securities and Exchange Commission.

         Through January 31, 1998, the Company has incurred approximately $560,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $68,000 at January 31, 1998.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996





NOTE 3 - SUBORDINATED DEBENTURES - CONTINUED

         In June 1997, the Company began offering up to $10,000,000 of unsecured 11% subordinated debentures due June 30, 2003. Interest on the Debentures is payable quarterly. The debentures are subordinate in right of payment to all current and future indebtedness of the Company. Under certain limited conditions, the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. The Debentures are registered with the Securities and Exchange Commission.

         Through January 31, 1998, the Company has incurred approximately $79,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $2,000 at January 31, 1998.





NOTE 4 - SUBORDINATED NOTES PAYABLE

         In July 1996, the Company entered into a loan and financing agreement with The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit ("The Fund") to provide the Company $15 million to expand its non-conforming lending business. Interest on this borrowing is 10% and is payable quarterly. Commencing July 1, 2001 equal quarterly installments of principal and interest will be paid until the loan terminates and is repaid in full on June 30, 2006. As a result of this agreement, the Fund was issued 30,197 shares, or 6% of the Company's common stock at the time. Anti-dilution provisions of the agreement may require the Company to issue additional shares in the future. The Fund has the right to "put" these redeemable shares back to the Company, under a number of different scenarios, on August 1, 2006, or upon an event of default with a minimum guaranteed repurchase of $1,154,000.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 5 - PREFERRED STOCK

         In March 1992 MCAFC began offering up to 350,000 units consisting of one share of Series A 9%, $10 stated value, cumulative convertible preferred stock and one warrant to purchase one share of common stock of the Company. The stock is convertible only in the event of an initial public offering of the Company's common stock. The warrants are conditional on an initial public offering of the Company's common stock within one year of the redemption of the warrant holders Series A preferred stock. The preferred stock is redeemable at any time at the option of the Company only. Redemption prices per share increased $.20 per year from $10.20 in 1993 to $11 in 1997 and thereafter. Through January 31, 1998 there have been no redemptions. Dividends are payable quarterly.

         In June 1993, MCAFC began offering up to 750,000 units consisting of one share of Series B 9%, $10 stated value, cumulative convertible preferred stock. The stock is convertible only in the event of an initial public offering of the Company's common stock. The preferred stock is redeemable at any time on or after July 15, 1994 at the option of the Company only at a redemption price of $10 per share. Through January 31, 1998 there have been no redemptions. Dividends are payable quarterly.

         Through January 31, 1998 the Company has incurred approximately $603,000 in fees related to the preferred stock offering. These costs have been offset against additional paid-in capital.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996




NOTE 6 - FEDERAL INCOME TAXES

         Deferred income taxes are provided for on the liability method and reflect the net tax effects of temporary differences between the carrying cost and amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liability are as follows:

                                                                JANUARY 31,
                                                              1998         1997
                                                          -----------   ----------
   Residual interests in securitizations                  $   638,000   $      --
   Depreciation of property and office equipment              606,000       518,000
   Originated mortgage service rights                         372,000          --
   Amortization of goodwill                                  (137,000)     (120,000)
   Other                                                          --          2,000
                                                          -----------   -----------

                                                          $ 1,479,000   $   400,000
                                                          ===========   ===========


         Components of income tax expense are:

                                                                   YEAR ENDED JANUARY 31,
                                                             1998           1997          1996
                                                          -----------    -----------   -----------
   Current                                                $   611,000    $   539,000   $   412,000
   Deferred                                                 1,079,000        100,000       100,000
                                                          -----------    -----------   -----------

                                                          $ 1,690,000    $   639,000   $   512,000
                                                          ===========    ===========   ===========

         The income tax provision reconciled to the tax computed at the statutory federal rate is as follows for the years ended January 31:

   Tax at statutory rate                                  $ 1,537,000    $   478,000   $   383,000
   Non-deductible items                                       153,000        161,000       169,000
   Other                                                         --             --         (40,000)
                                                          -----------    -----------   -----------

                                                          $ 1,690,000    $   639,000   $   512,000
                                                          ===========    ===========   ===========

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 7 - EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per common share:


                                                                                       YEAR ENDED JANUARY 31,
                                                                                 1998            1997              1996
                                                                           ----------------  ---------------  ---------
              Numerator:

                 Net income                                                $      2,830,035  $       765,338  $        615,530
                 Preferred dividends                                               (485,677)        (485,667)         (485,640)
                                                                           ----------------  ---------------  ----------------

                           Numerator for basic and diluted
                               earnings per common share                   $      2,344,358  $       279,671  $        129,890
                                                                           ================  ===============  ================

              Denominator:

                 Denominator for basic earnings per
                    common share - weighted average
                    common shares                                                   523,797          475,949           426,412
                 Dilutive potential common shares                                    59,053           21,681            37,565
                                                                           ----------------  ---------------  ----------------

                           Denominator for dilutive
                               earnings per common share                            582,850          497,630           463,977
                                                                           ================  ===============  ================

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996




NOTE 8 - RELATED PARTY TRANSACTIONS

         The Company purchased various real estate parcels during the years ended January 31, 1998, 1997 and 1996. These parcels purchased from unrelated third parties were subsequently sold to limited partnerships, for which PCA is the general partner. Gains totaling $34,249,557, $8,247,201 and $6,529,708 for the years ended January 31, 1998, 1997 and 1996 were recognized on the sales, respectively.

         During the years ended January 31, 1998, 1997 and 1996 the Company agreed to pay commissions of $1,689,600, $1,968,000 and $1,735,000, respectively for the acquisition of properties acquired from unrelated third parties to a Company owned by three shareholders of MCAFC. These commissions reduced "Gain on Sale of Real Estate" in the Consolidated Statements of Income.

         MCA earned $36,000 for management fees for administrative services provided to U.S. Mutual Financial Corporation (USMFC) during each of the years ended January 31, 1998, 1997 and 1996, respectively. Certain shareholders of the Company are directors or major shareholders in USMFC.

         Included in other income is $300,000 and $83,000 for 1998 and 1997, respectively, attributable to rental charges made to an entity controlled by certain board members of The Company which utilizes a portion of the Company's office space. During the years ended January 31, 1998, and 1997, the Company and certain affiliated companies entered into real estate and financing transactions with Detroit Revitalization, Inc. (DRI).

         Included in accounts payable - related parties at January 31, 1998 and 1997 are approximately $922,000 and $1,044,000 attributable to transactions with partnerships, trusts and other related entities. Such transactions include rental payments received on behalf of these entities and disbursed in subsequent months.

         DRI is a not-for-profit corporation formed in 1994 to assist in the revitalization of Detroit's housing stock. During the year, the Company sold homes to DRI for a gross selling price of approximately $14,000,000 ($3,600,000 in 1997), realizing net gains of $539,000
         ($705,000 in 1997). Included in accounts receivable other at January 31, 1998 is $1,100,000 which is due from DRI. Included in other income for the year ended January 31, 1998 is $980,000 ($120,000 on January 31, 1997) of real estate commissions earned by the Company in connection with DRI's sales of homes to individuals. The Chairman of the Board of DRI functions as a consultant to the Company and also is a member of the Board of USMFC.

                              MCA FINANCIAL CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 9 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Company is party to financial instruments with off-balance sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors.

         The Company is exposed to credit loss in the event of nonperformance by the counter-parties to the various agreements. However, the Company does not anticipate nonperformance by the counter-parties. The Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors. At January 31, 1998 and 1997, respectively, the Company has approved loans that had not yet closed amounting to approximately $104,373,000 and $40,081,000. The Company manages credit risk with respect to forward contracts by entering into agreements only with investors meeting certain requirements. In the event of default by the counter-party the Company's exposure to credit risk is the difference between the contract price and the current market price.






NOTE 10 - LEASE COMMITMENTS

          The Company leases office space and equipment under long-term operating leases with varying terms which expire through 2003. Rent expense on operating leases approximated $3,070,000, $2,282,000 and $1,803,000 for the years ended January 31, 1998, 1997 and 1996, respectively, and is included in the caption "General and Administrative" expense in the Consolidated Statements of Income.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 10 - LEASE COMMITMENTS - CONTINUED

          As of January 31, 1998, approximate future minimum lease payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as of follows:


                                              OPERATING
                                               LEASES
                                             ----------
          1999                               $2,518,660
          2000                                2,278,090
          2001                                1,779,620
          2002                                1,475,392
          2003                                1,468,016
                                             ----------

                                             $9,519,778
                                             ==========



NOTE 11 - COMMITMENTS AND CONTINGENCIES

          In accordance with the terms of the investor Pass-though Trust Participation Agreements, the Company is obligated to purchase all outstanding participation certificates held by investors at such time as the aggregate net receivable balances of each Trust is less than 10% of the original face amount of the Trust. At January 31, 1998 and 1997, the maximum amount of these future purchase commitments totaled approximately $10,000,000 and $9,400,000.

          Although the Company is approved as a correspondent with numerous mortgage investors, three investors purchased substantially all of the Company's mortgage loans originated during fiscal 1998, 1997 and 1996. Management believes that the loss of these investors would have a material adverse effect on the Company.

          The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse affect on the financial condition or results of operations of the Company.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996



NOTE 12 - EMPLOYEE BENEFIT PLAN

          The Company has a 401(k) plan covering substantially all its employees. The Company has the option of making an annual discretionary profit sharing contribution and is matching each employee's contribution up to a predetermined limit.

          The Company's combined contribution to the plan amounted to $117,000, $86,000 and $22,000 for the years ended January 31, 1998, 1997 and 1996.








NOTE 13 - RESTRICTED STOCK AWARDS

          At the discretion of the Board of Directors, shares may be issued to employees and non-employees as incentives for performance. The number of shares awarded, and the terms under which such shares become vested (nonforfeitable), are determined on an individual basis. The Company recognizes the issuance of restricted shares when they become vested.

          As of January 31, 1998, a total of 78,101 shares have been awarded and remain unvested. The aggregate number of shares and the years in which they become vested in each of the periods succeeding January 31, 1998 are as follows:

                           1999                      19,055
                           2000                         -
                           2001                      20,046
                           2002                         -
                           2003                      39,000

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1998, 1997 AND 1996




NOTE 14 - SEGMENT INFORMATION

          The Company and it's subsidiaries operate primarily in two business segments. Operations in mortgage banking involve the origination and purchase of mortgage loans in the secondary mortgage market, servicing of mortgage loans, and the purchase and sale of mortgage servicing rights. Operations in the real estate industry consist of the purchase and resale and the securitization and syndication of real estate interests. The following is a summary of selected consolidated segment information for the mortgage banking and real estate industry segments for the years ended:


                                                                                              JANUARY 31,
                                                                           1998               1997                 1996
                                                                     -----------------  ------------------  ------------------
                 REVENUE
                    Mortgage banking                                 $      69,366,461  $       46,512,944  $       31,051,952
                    Real estate                                             10,483,448          12,413,396          10,899,058
                                                                     -----------------  ------------------  ------------------

                           Total                                     $      79,849,909  $       58,926,340  $       41,951,010
                                                                     =================  ==================  ==================

                 INCOME (LOSS) BEFORE INCOME TAXES
                    Mortgage banking                                 $       4,145,150  $          824,964  $       (1,195,323)
                    Real estate                                                374,885             579,374           2,322,853
                                                                     -----------------  ------------------  ------------------

                           Total                                     $       4,520,035  $        1,404,338  $        1,127,530
                                                                     =================  ==================  ==================

                 IDENTIFIABLE ASSETS
                    Mortgage banking                                 $     214,113,492  $      115,310,484  $      104,990,975
                    Real estate                                             31,585,302          19,256,062          27,147,572
                    Other                                                   13,313,968          10,425,267           3,052,094
                                                                     -----------------  ------------------  ------------------

                           Total                                     $     259,012,762  $      144,991,813  $      135,190,641
                                                                     =================  ==================  ==================

================================================================================


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SERIES 1997 DEBENTURES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SERIES 1997 DEBENTURES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFEROR SOLICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                                                                 Page
Statement of Available Information.............................................................................   i
Prospectus Summary ............................................................................................   1
Risk Factors...................................................................................................   5
The Company....................................................................................................  11
Use of Proceeds................................................................................................  11
Capitalization.................................................................................................  12
Selected Consolidated Financial Data...........................................................................  13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................................................  14
Business.......................................................................................................  19
Management.....................................................................................................  34
Compensation Committee Interlocks and
  Insider Participation........................................................................................  37
Principal Stockholders.........................................................................................  40
Description of Series 1997 Debenture...........................................................................  41
Description of Common Stock....................................................................................  46
Plan of Distribution...........................................................................................  46
Legal Matters..................................................................................................  47
Experts........................................................................................................  47
Index to Financial Statements.................................................................................. F-1









                               MCA FINANCIAL CORP.




                                   $10,000,000

                          11% SUBORDINATED DEBENTURES,
                                  SERIES 1997,
                                DUE JUNE 1, 2003









                                   PROSPECTUS

                                  JUNE __, 1998






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the costs and expenses to be incurred in connection with the issuance and distribution of the securities to be registered. Each amount, except for SEC and NASD fees, is estimated.

          SEC registration fee............................      $  2,000
          NASD fee........................................         1,000
          Blue Sky fees (excluding legal fees)............         4,675
          Accounting fees and expenses ...................        23,500
          Legal fees and expenses.........................        52,000
          Printing, engraving and miscellaneous...........        23,800
                                                                --------
                   Total..................................      $106,975
                                                                ========

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), and Article IX of the Company's Restated Articles of Incorporation relate to the Indemnification of the Company's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

         The MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the Company or its stockholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees) judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit or proceeding. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the directors or officers of their good faith belief that they have met the applicable standard of conduct set forth in the MBCA, receipt of a written undertaking by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advances would not preclude indemnification.

         Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Restated Articles of Incorporation, Bylaws, or a contractual agreement. The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions. To date, the Company has not maintained such insurance. The indemnification provisions in the Company's Restated Articles of Incorporation incorporate all of those found in the MBCA.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         During the last three years, the Registrant has sold securities in transactions not registered under the Securities Act of 1933 as follows:

         (a) On February 8, 1994, September 20, 1994, and October 17, 1994, the Registrant issued 38,000, 12,131, and 1,600 shares of common stock to a total of 16 employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment and/or performance.

         (b) On May 31, 1996, the Registrant issued 14,133 shares of common stock to a total of 28 employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment and/or performance.

         (c) On May 31, 1996, 2,000 shares of common stock were transferred from Patrick D. Quinlan and Cheryl Quinlan, Tenants by the Entireties (Patrick Quinlan is the Chairman and a majority stockholder of MCA Financial Corp.), to Holly Quinlan Kubek (1,000 shares) and Patrick Quinlan Jr. (1,000 shares).

         (d) On July 31, 1996, the Registrant issued 30,009 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

         (e) On August 31, 1996, the Registrant issued 310 shares of common stock to 2 employees of the Registrant, who received such shares in recognition of their service to the Registrant.

         (f) On January 31, 1997, the Registrant issued 188 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

         (g) On May 23, 1997, the Registrant issued 53,195 shares of common stock to 44 employees of the Registrant, who received such shares in recognition of their service to the Registrant.

         (h) On June 11, 1997, the Registrant issued 250 shares to one employee of the Registrant, with all of the shares to be earned on a prospective basis contingent upon continued employment and performance.

         (i) On July 15, 1997, the Registrant issued 500 shares to one employee of the Registrant, with such shares to be earned on a prospective basis contingent upon continued employment and performance.

         (j) On July 21, 1997, the Registrant issued 500 shares to one employee of the Registrant, with such shares to be earned on a prospective basis contingent upon continued employment and performance.

         (k) On August 1, 1997, the Registrant issued 35,841 shares of common stock to seven employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment and/or performance. On August 1, 1997, the Registrant issued 3,333 shares of common stock to a Director of the Registrant.

         (l) On October 20, 1997, the Registrant issued 1,759 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

         (m) On December 1, 1997, the Registrant issued 3,333 shares to Wells' Systems, Inc., who received such shares in recognition of service to the Registrant. The President of Wells' Systems, Inc. is a Director of the Registrant and is the father of Lee P. Wells.

         (n) On December 19, 1997, the Registrant issued 15,779 shares of common stock to seven employees of the Registrant, who received such shares in recognition of their service to the Registrant. On December 19, 1997, Patrick D. Quinlan assigned his right to receive 2,000 shares of common stock to Holly Quinlan Kubek (1,000 shares) and Patrick Quinlan Jr. (1,000 shares). Patrick Quinlan is the Chairman and a majority stockholder of MCA Financial Corp.

         (o) On January 15, 1998, the Registrant issued 3,297 shares of common stock to one employee of the Registrant, who received such shares in recognition of service to the Registrant.

         (p) On January 31, 1998, the Registrant issued 2,462 redeemable shares of common stock to the Detroit Policemen and Firemen Retirement System, pursuant to a condition in the loan agreement dated July 18, 1996.

         Each issuance of shares described in (a) through (p) above is claimed to be exempt from the registration requirements of the Securities Act by reason of the provisions of Section 4(2) of such Act.

         The shares issued on February 8, 1994, September 20, 1994, and October 17, 1994 as disclosed in subsection (a) above, represent the entire amount of shares issued to employees during fiscal 1995. Of these shares, 38,000 shares issued in fiscal 1995 represent shares that are to be earned by the applicable recipient on a prospective basis contingent upon continued employment and/or performance. In addition, 12,131 shares issued on September 20, 1994 and 1,600 shares issued on October 17, 1994 are to be earned on a prospective basis.

         Compensation expense and the accounting for shares are recognized when vesting and employment requirements are met by the employee. The 24,410 shares vested during fiscal 1996, as described on page F-8, represent shares issued in prior periods which vested in fiscal 1996, and the 24,467 shares vested in fiscal 1997, as described on page F-8, represent shares issued in prior periods which vested in fiscal 1997. The 38,569 shares vested during fiscal 1998, as described on page F-8, represent shares issued in prior periods which vested in fiscal 1998.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Exhibit
Number            Description of Exhibit
-------           ----------------------

1.1 Selling Agreement between Registrant and Apex Capital, L.L.C. (filed herewith).

1.2 Form of Selling Agreement (previously filed as Exhibit 1.2 to the Registrant's Registration Statement on Form S-1, File No. 333-27307, and incorporated herein by reference).

3.1 Restated Articles of Incorporation, as amended (previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1993, and incorporated herein by reference).

3.2 Bylaws, as amended (previously filed as Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

4.1 Copy of Indenture to be entered into by and between Registrant and First Union National Bank relating to Registrant's 11% Subordinated Debentures, Series 1997, Due June 1, 2003 (previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, File No. 333-27307, and incorporated herein by reference).

5 Opinion of Dykema Gossett PLLC as to the legality of the securities being registered (previously filed as Exhibit 5 to the Registrant's Registration Statement on Form S-1, File No. 333-27307, and incorporated herein by reference).

10.1 Lease Agreement, dated April 1, 1991, between Mortgage Corporation of America and Multi-City Investment Company, as amended by First Amendment (previously filed as Exhibit 10.15 to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-18, File No. 33-43765C, and incorporated herein by reference).

10.2              Second, Third, Fourth, Fifth and Sixth Amendments to Exhibit
                  10.1 (previously filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.3 Seventh and Eighth Amendments to Exhibit 10.1 (previously filed as Exhibit 10.27 to the Registrant's Annual Report on Form 10-K for the period ended January 31, 1997, and incorporated herein by reference).

10.4 Credit Enhancement Umbrella Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc. and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.18 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.5 First Amendment to Credit Enhancement Umbrella Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.6 Second Amendment to Credit Enhancement Umbrella Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as
                  Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.7 Third Amendment to Credit Enhancement Umbrella Agreement, dated September 8, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.31 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.8 Piggyback Rights Agreement, dated April 30, 1993, between the Registrant and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.19 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.9 *Form of Stock Redemption Agreement, dated January 20, 1994, between the Registrant and each of Patrick D. Quinlan, James
                  B. Quinlan, Keith D. Pietila, Thomas P. Cronin, Lee P. Wells and David C. Wells (previously filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.10 Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.11             Conforming Mortgage Loan Participation Agreement, dated
                  May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as
                  Exhibit 10.27 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.12 Mortgage Loan Repurchase Agreement, dated November 1, 1995, between MCA Mortgage Corporation, Mortgage Corporation of America and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the period ended January 31, 1996, and incorporated herein by reference).

10.13 Loan and Financing Agreement, dated July 18, 1996, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.14 Subordinated Promissory Note, dated July 18, 1996, by and among the Company and its subsidiaries, and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.15 Piggyback Rights Agreement, dated July 18, 1996, by and among the Company and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.16 Put Agreement, dated July 18, 1996, by and among the Company and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.17 Escrow Agreement, dated July 18, 1996, by and among the Company and its subsidiaries, the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.18 Loan Agreement, dated September 3, 1996, by and among the Company, MCA Mortgage Corporation, Mortgage Corporation of America and Texas Commerce Bank National Association (previously filed as Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1996, and incorporated herein by reference).

10.19 Securitization Access Agreement, dated November 1, 1996, by and among MCA Financial Corp., MCA Mortgage Corporation, Mortgage Corporation of America, Advanta Mortgage Conduit Services, Inc. and Advanta Mortgage Corp. USA (previously filed as Exhibit 10.35 to the Registrant's Annual Report for the fiscal year ended January 31, 1997, and incorporated herein by reference).

10.20 Amended and Restated Securitization Access Agreement, amended as of February 21, 1997, by and among MCA Financial Corp., MCA Mortgage Corporation, Mortgage Corporation of America, Advanta Mortgage Conduit Services Inc. and Advanta Mortgage Corp. USA (previously filed as Exhibit 10.36 to the Registrant's Annual Report for the fiscal year ended January 31, 1997, and incorporated herein by reference).

10.21 Revolving Credit Loan Agreement, dated June 30, 1997, by and among the Company and its subsidiaries and Texas Commerce Bank, N.A. (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended July 31, 1997, and incorporated herein by reference).

10.22 Mortgage Purchase and Sale Agreement, commencing March 1, 1997, by and among the Company and its subsidiaries and Prudential Securities Realty Funding

                  Corporation (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended July 31, 1997, and incorporated herein by reference).

10.23 Senior Secured Warehouse Credit Agreement, dated October 31, 1997, by and among the Company and its subsidiaries and a Syndicate of Warehouse Lenders, Texas Commerce Bank, N.A., Warehouse Agent (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1997, and incorporated herein by reference).

10.24 Senior Secured Seasoned Warehouse Credit Agreement, dated October 31, 1997, by and among the Company and its subsidiaries and a Syndicate of Warehouse Lenders, Texas Commerce Bank N.A., Warehouse Agent (previously filed as
                  Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1997, and incorporated herein by reference).

10.25 Lease Agreement between the Company and Northwestern Corporate Center Associates Limited Partnership (previously filed as
                  Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1997, and incorporated herein by reference).

10.26 MCA Financial Corp. 1997 Employee Stock Incentive Plan (previously filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.27 Second Loan and Financing Agreement, dated March 6, 1998, by \ and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.27 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.28 Subordinated Promissory Note, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.29 Escrow Agreement, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.292 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.30 Common Stock Warrant, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.30 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.31 First Amendment to the Amended and Restated Credit Enhancement Umbrella Agreement, dated as of June 30, 1997, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.31 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.32 Purchase Agreement, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.33 Demand Registration Rights Agreement, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.34 Warrant Put Agreement, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.34 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

10.35 Warrant Piggyback Rights Agreement, dated March 6, 1998, by and among the Company and its subsidiaries and the Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and incorporated herein by reference).

12 Computation of Ratio of Earnings to Fixed Charges (filed herewith).

21 Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, and incorporated herein by reference)

23.1 Consent of Doeren Mayhew and Grant Thornton LLP (filed herewith).

23.2 Consent of Dykema Gossett PLLC (contained in its opinion previously filed as Exhibit 5 and incorporated herein by reference).

25 Form T-1 with respect to the eligibility of First Union National Bank, formerly known as First Fidelity Bank, N.A., as trustee under the Indenture (previously filed as Exhibit 25 to the Registrant's Registration Statement on Form S-1, File No. 333- 27307, and incorporated herein by reference).

(b)      Financial Statements Schedules:

         There are no Schedules required to be filed herewith.

ITEM 17.          UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on May 19, 1998.

                                           MCA FINANCIAL CORP.

                                           By     /s/ Lee P. Wells
                                              ----------------------------------
                                              Lee P. Wells, President

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Lee P. Wells or Keith D. Pietila, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by MCA Financial Corp. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on May 19, 1998.

Signature                                   Title
---------                                   -----

                         *                 Chairman and Director
----------------------------------         (Principal executive officer)
Patrick D. Quinlan

  /s/ Keith D. Pietila                     Executive Vice President and Director
----------------------------------         (Principal financial and accounting
Keith D. Pietila                            officer)

  /s/ Lee P. Wells                         President and Director
----------------------------------
Lee P. Wells

                         *                 Director
----------------------------------
C. Thompson Wells

                         *                 Director
----------------------------------
James B. Quinlan

                          *                 Director
----------------------------------
Thomas P. Cronin

                          *                 Director
----------------------------------
D. Michael Jehle

*Executed on behalf of the indicated person by the undersigned, pursuant to a power of attorney previously filed and incorporated herein by reference.

By:   /s/ Keith D. Pietila
   --------------------------------------
       Keith D. Pietila, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
-------           ----------------------

1.1               Selling Agreement between Registrant and Apex
                  Capital,  L.L.C.

12                Computation of Ratio of Earnings to Fixed Charges

23.1              Consent of Doeren Mayhew and Grant Thornton LLP